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                                                                    EXHIBIT 2.1


                          AGREEMENT FOR PURCHASE OF
                       REAL ESTATE AND RELATED PROPERTY

                     Dated as of the 10th day of May 2001,

                                by and between

 New Plan Excel Realty Trust, Inc., ("Seller") a Maryland corporation having offices at 1120 Avenue of the Americas, New York, New York, 10036

                                     and

  Coolidge-Koenmen LLC ("Purchaser"), a Delaware limited liability company, having offices at c/o Houlihan-Parnes Realtors, LLC, One West Red Oak Lane,
                        White Plains, New York, 10604




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                                TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
1.       Purchase and Sale of Property................................................1

2.       Purchase Price...............................................................3

3.       Operation of Property through Closing........................................4

4.       Status of Title of Property..................................................8

5.       Closing.....................................................................12

6.       Casualty Loss and Condemnation..............................................19

7.       Representations and Warranties..............................................20

8.       BOND FINANCINGS.............................................................27

9.       Brokerage...................................................................29

10.      Defaults and Remedies.......................................................29

11.      Seller as Agent.............................................................33

12.      Dropping of Properties due to a Material Default, Title Defect,
         Failure to Obtain a Necessary Consent, Casualty or Condemnation
         with Respect to a Property and Deferred Closings............................33

13.      Miscellaneous...............................................................36

14.      Indemnification Procedures..................................................43

15.      Interest Transfers..........................................................44

16.      Mezzanine Financing.........................................................48

17.      No Shop/BOARD Approval......................................................50

18.      Table of Defined Terms......................................................50




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                                                                 Execution Copy

                          AGREEMENT FOR PURCHASE OF
                       REAL ESTATE AND RELATED PROPERTY

                  THIS AGREEMENT FOR PURCHASE OF REAL ESTATE AND RELATED PROPERTY (this "Agreement") is made and entered into as of the 10th day of May 2001, by and among New Plan Excel Realty Trust, Inc. ("Seller"), a Maryland corporation having offices at 1120 Avenue of the Americas, New York, New York, 10036, and Coolidge-Koenmen LLC ("Purchaser"), a Delaware limited liability company, having offices at c/o Houlihan-Parnes Realtors, LLC, One West Red Oak Lane, White Plains, New York 10604.

                                   RECITALS

                  A. Seller or its wholly owned subsidiaries set forth on Exhibit A (each an "Affiliate" and collectively "Affiliates") are the owners of the Properties set forth opposite their names on Exhibit A.

                  B. Seller desires to sell or cause the Affiliates to sell the Properties to Purchaser by deed conveyance of each Property or by transfer of 100% of the direct ownership interests (the "Interests") in the owner of such Property as indicated on Exhibit A to be transferred by an interest transfer (each, a "Property Owner"), and Purchaser desires to so purchase the Properties or said Interests in such Property Owner from Seller or the Affiliates as applicable, each upon and subject to the terms and conditions of this Agreement.

                  C .      Section 18 contains a table of defined terms.

                  NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.       PURCHASE AND SALE OF PROPERTY

                  Subject to the terms and conditions of this Agreement (including, without limitation, Section 15), Seller shall or shall cause the Affiliates to sell and convey and Purchaser shall purchase the following described property (any of which with respect to an individual apartment complex described on the attached Exhibit A, is referred to individually as a "Property" and collectively as the "Properties") or the Interests in the owner of such Property, as indicated on Exhibit A to be transferred by an interest transfer (and therefore the Property owned by the applicable Property Owner):

                  (A) those certain tracts of real estate on which are situated apartment complexes described on the attached Exhibit A, which real estate is legally described in the attached Exhibit B, together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively the "Land"); and

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                  (B)      all right, title and interest of Seller or the
Affiliates (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) adjoining the Land or any of it (all of the foregoing being included within the term "Land"); and

                  (C) all right, title and interest of Seller or the Affiliates in and to all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter located on the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, swimming pools and other recreational facilities, security devices, signs and light fixtures (collectively, the "Improvements") (the Land and Improvements being collectively referred to as the "Premises"); and

                  (D) all right, title and interest of Seller or the Affiliates in and to all furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, computers, computer hardware, window treatments, stationery and other office supplies, and other tangible personal property of every kind and description situated at the Premises, owned by Seller or the Affiliates and which is not leased from third parties or owned by tenants under the Leases, together with all replacements and substitutions therefor (together with the intangible personal property hereinafter identified, including without limitation any trade names used by Seller or an Affiliate with respect to the Premises, collectively the "Personal Property"), the Personal Property includes, without limitation, the items set forth on Exhibit C attached to this Agreement; and

                  (E) all right, title and interest of Seller or the Affiliates in and to all existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the Property; all marketing artwork and construction drawings, concerning the Property, in each case, to the extent in the possession or control of Seller or the Affiliates; all tenant lists and data, correspondence with past, present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof, in each case, to the extent in the Seller's or an Affiliate's possession or control; and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes and leases) used solely in connection with the operation of the Property to the extent in Seller's or an Affiliate's possession or control; and

                  (F) all right, title and interest of Seller or the Affiliates in and to the leases affecting each Premises (the "Leases") and the other intangible personal property now or hereafter owned by Seller or the Affiliates and relating to the Property, including, without limitation, claims, choses in action, lease and other contract rights, names, and, if available, telephone exchange numbers.

                  (G) Notwithstanding anything herein to the contrary, but subject to Section 3(G), all computers, computer hardware, computer programs, computer software license

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agreements or other computer software that is under license, lease or other agreement that is not assignable shall not be part of the Property and shall not be transferred to Purchaser.

2.       PURCHASE PRICE

                  (A)      Purchase Price.

                  The total consideration to be paid by Purchaser to Seller and the Affiliates for the Properties is Three Hundred Eighty Million Dollars ($380,000,000) (the "Purchase Price"), which is allocated among the Properties as indicated on the attached Exhibit A (the "Allocated Purchase Price"). Purchaser and Seller agree that no portion of the Purchase Price shall be allocated to the Personal Property. The Purchase Price shall be paid as follows:

                  (B)      Earnest Money.

                           (i)      Upon the execution of this Agreement by
Seller and Purchaser, Purchaser shall deliver to the New York City office of the Title Insurer ("Escrowee") by wire transfer of immediately available funds the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (together with any interest earned thereon, the "Earnest Money") to be held by Escrowee pursuant to the Escrow Instructions in the form attached hereto as Exhibit E. On the date that is (or the first business day after such date if such date is not a business day) (i) 30 days from the date hereof, Purchaser shall deliver to the New York City office of Escrowee by wire transfer of immediately available funds the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which sum shall be added to and be a part of the Earnest Money,
(ii) 60 days from the date hereof, if the Closing has not occurred by such date, Purchaser shall deliver to the New York City office of Escrowee by wire transfer of immediately available funds the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which sum shall be added to and be a part of the Earnest Money and (iii) 90 days from the date hereof, if the Closing has not occurred by such date, Purchaser shall deliver to the New York City office of Escrowee by wire transfer of immediately available funds the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which sum shall be added to and be a part of the Earnest Money. The Escrowee shall invest the Earnest Money in an interest bearing savings account at the Chase Manhattan Bank or, if Purchaser and Seller jointly direct Escrowee, in short term U.S. Treasury Bills or similar cash equivalent securities. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number and shall become part of the Earnest Money. Failure of Purchaser to deliver any such funds to Escrowee shall be a material default hereunder.

                           (ii)     If this Agreement is terminated pursuant
to any provision of this Agreement other than Section 10(C), the Earnest Money or Allocated Earnest Money, as the case may be, shall be delivered by the Escrowee to Purchaser.

                           (iii)    If this Agreement is terminated pursuant
to Section 10(C), the Earnest Money or Allocated Earnest Money, as the case may be, shall be delivered by the Escrowee to Seller.

                           (iv)     At the Closing, the portion of the Earnest
Money that is not the Allocated Earnest Money for any Dropped Property shall be delivered by the Escrowee to Seller

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(subject to the next sentence) as payment toward the Purchase Price. For convenience in determining the Cash Balance, only interest earned through the fifth (5th) business day prior to the scheduled Closing Date (even if such Closing Date should be adjourned) shall be delivered to Seller and taken into account in determining the Cash Balance and the remaining interest with respect to the portion of the Earnest Money that is not the Allocated Earnest Money for any Dropped Property shall be delivered to Purchaser (i.e. the interest earned on the Allocated Earnest Money shall stay in escrow with the Allocated Earnest Money).

                  (C)      Cash Balance.

                  At the Closing, Purchaser shall pay to Seller the Purchase Price less the amount delivered to Seller under Section 2(B)(iv), such sum to be paid by wire transfer of immediately available funds transferred to an account or accounts designated by Seller in writing by notice received by Purchaser not less than one (1) business day prior to the Closing Date, subject, however, to such prorations and adjustments as are required by this Agreement including under Section 12(A)(iii) (such amount to be paid to Seller, as adjusted, being referred to as the "Cash Balance").

3.       OPERATION OF PROPERTY THROUGH CLOSING

                  Through the Closing Date, Seller covenants that (and as applicable Purchaser covenants that):

                  (A) Except as otherwise provided in this Section 3, Seller shall or shall cause the Affiliates to manage, operate and maintain the Properties in a manner consistent with Seller's past practices including, without limitation, performing day to day routine repairs and maintenance at Seller's sole cost and expense. Seller will not make any change in its normal and customary billing practices, and shall not apply any security deposits against rent delinquencies or other Lease defaults (other than for tenants who vacate their apartments or if a tenant's Lease expired) without the prior consent of Purchaser.

                  (B) Except as otherwise provided in this Section 3, Seller shall not and shall cause the Affiliates not to sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Properties or any interest therein (except for such items of tangible Personal Property as become obsolete, consumed or are disposed of in the ordinary course of business or due to a Condemnation for which Section 6 shall govern and except for the transfer of Charter Pointe Apartments to a wholly owned subsidiary, which will then be an Affiliate).

                  (C) Without the prior consent of Purchaser, Seller shall not and shall cause the Affiliates not to (i) terminate any Lease (except in the case of (x) a default or to relocate a tenant and otherwise in the ordinary course of business or (y) such Lease terminating by its terms) or
(ii) modify, extend, amend or renew any Lease or enter into any new Lease (unless in each case, the term of such Lease is 13 months or less, the Lease is with a third party, the terms and conditions of such Lease are consistent with the then market conditions with respect to such Property as determined in Seller's reasonable good faith judgment, and such Lease is otherwise in the ordinary course of business). At Closing, Purchaser shall assume the obligations of Seller and the Affiliates under all of the Leases that exist as of the date hereof (other than those that

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were duly terminated) and such Leases that are entered into (modified or renewed) after the date hereof not in violation of this Agreement, and the parties shall indemnify each other as more particularly set forth in Section 13(I).

                  (D) Without the prior consent of Purchaser, Seller shall not and shall cause the Affiliates not to terminate (except in the case of (x) a default and otherwise in the ordinary course of business or (y) such Service Contract terminating by its terms), modify, extend, amend or renew any Service Contract or enter into any new Service Contract (except (i) any new, renewed, modified, amended, or extended Service Contract that is terminable on 30 days notice without cost, (ii) for extensions or renewals that are automatic and (iii) for contracts that are entered into in accordance with
Section 3(E)). However, as of Closing, Seller shall and shall cause the Affiliates to terminate any management contracts and antenna agreements affecting the Property. At Closing, Purchaser shall assume the obligations of Seller and the Affiliates under all of the Service Contracts that exist as of the date hereof (other than those that were duly terminated or required to be terminated as aforesaid) and such Service Contracts that are entered into (modified or renewed) after the date hereof not in violation of this Agreement, and the parties shall indemnify each other as more particularly set forth in Section 13(I).

                  (E) Seller shall and shall cause the Affiliates to continue to have the construction and repair work performed that is set forth on Exhibit H, and Purchaser shall receive, without duplication of any other adjustment or credit, a credit against the Purchase Price for that portion of the $2,379,980 not paid under the Service Contracts as of the Closing in connection with such construction and repair work that is set forth on Exhibit H, or if no fixed amount is set forth on page 3 of Exhibit H, the reasonable estimate of the amount needed to complete such work as determined by Seller. Notwithstanding anything herein to the contrary, Purchaser shall not receive a credit for the amounts owed under the Service Contract at Sherwood Acres (183) (Job #1590) for amounts that are due after 90 days from the date hereof. With respect to any agreement entered into after the date hereof for construction and repair work at any Property, Seller shall receive at the Closing for such Property, without duplication of any other adjustment or credit, a credit towards the Purchase Price for any amounts paid by Seller or an Affiliate under such agreements and Purchaser shall assume the obligations under such agreements, provided that Purchaser consented to such agreements; such consent shall not to be unreasonably withheld or delayed (and shall be deemed given if Purchaser does not object to Seller's written request for consent within three
(3) business days after receipt of such request, or such shorter time, even without a written request, in the case of an emergency) if such agreement is on commercially reasonable terms and the construction or work is necessary (a) to comply with Seller's or an Affiliate's obligations under the provisions of
(i) this Agreement (other than in this Section 3(E), except to the extent it is expressly stated herein that it is Seller's expense, (ii) any of the Leases or (iii) any of the financing documents with respect to the financings set forth on Exhibit I, (b) to protect the health, welfare or safety of individuals at the Properties, (c) to protect the physical structure of the Properties from imminent damage or destruction, (d) to otherwise to prevent waste or avoid loss of a Property or (e) to comply with material legal requirements. At Closing, Purchaser shall assume the obligations of Seller and the Affiliates under all of the Service Contracts for construction and repair work that exist as of the date hereof (other than those that were duly terminated) and such Service Contracts for construction and repair work that are entered into (modified or renewed) after the date hereof not in violation of

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this Agreement) and each party shall indemnify the other as more particularly set forth in Section 13(I).

                           (i)      Seller will, at its sole cost and expense,
repair the damage to or rebuild the clubhouse at Deerhorn Village, based upon plans that the parties reasonably agree to, provided, however, Seller shall not be obligated to spend more than the amount that Seller and Purchaser reasonably agree to spend on such project, after obtaining three bids for the work based upon such plans. Purchaser shall receive a credit against the Purchase Price for any portion of such agreed to amount that has not been so spent by Seller prior to the Closing. Notwithstanding anything to the contrary in this Agreement, if the parties can not reasonably agree upon the plans or the costs with respect to the repair or rebuilding of the clubhouse, either party may drop such Property pursuant to Section 12 of this Agreement, however, either parties' exercise of its option to drop the Deerhorn Village Apartments shall not count in the determination of whether seven (7) Dropped Properties exist for purposes of termination of this Agreement in accordance with its terms.

                  (F) Seller shall and shall cause the Affiliates to maintain in full force and effect its existing insurance coverages as disclosed to Purchaser on Exhibit K or replacement insurance with coverage that is not materially less favorable.

                  (G) Upon the request of Purchaser with respect to any specific license agreement, lease or other agreement for computer software or hardware, Seller shall request that the licensors, lessees or other contract parties consent to the transfer of such license, lease or other agreement to Purchaser. Seller is under no obligation to obtain such consent, but it shall use its reasonable efforts to work with Purchaser to obtain same. Seller shall also cooperate with Purchaser in connection with coordinating the transfer to Purchaser of copies of all data (and in electronic format, to the extent same is not in a proprietary format of a computer program, other computer software or under a licensing agreement that Seller is not transferring) that pertain to any Property, to the extent in the Seller's or an Affiliate's possession or control. All of the foregoing shall be at Purchaser's sole cost and expense and Purchaser shall reimburse Seller for any such reasonable, out-of-pocket costs it may have to implement same. This Section 3(G) shall survive the Closing.

                  (H) For purposes of this Section 3, other than Sections 3(B), 3(F) and 3(G) (with respect to which this provision does not apply), Purchaser shall not unreasonably withhold or delay its consent and such consent shall be deemed given if Purchaser does not object to Seller's requested written consent within 3 business days after receipt of such request.

                  (I) This Section 3(I) shall apply only with respect to the Property known as Mohawk Gardens in Rome, New York (the "Mohawk Property"). Seller shall, at no cost or expense to Purchaser, cause the two underground storage tanks identified in the EMG Environmental Phase I Report on the Mohawk Property ("USTs") to be closed in accordance with all applicable Environmental Laws and such closure shall not be considered construction or repair for purposes of Section 3(E) of this Agreement. Closure of the USTs shall entail removal of the USTs unless precluded by the proximity of structures at the Mohawk Property, in which case the UST or USTs shall be closed in place subject to approval by the applicable environmental regulatory authority and in compliance with all applicable Environmental Laws.

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

In addition, closure shall entail such sampling, soil removal, remediation, and other environmental investigation or response, governmental approvals, and final signoffs to the extent required under applicable Environmental Laws (all of which are included in the term "closure"), provided, however, that if Seller reasonably estimates that the costs to complete closure are likely to exceed $1 million, Seller may, at its sole option and in its sole discretion, elect either (x) to drop the Mohawk Property from this Agreement pursuant to
Section 12; however, Purchaser can void such drop if Purchaser is willing to close on the Mohawk Property with the USTs in place or the closure incomplete, and Seller shall transfer the Mohawk Property to Purchaser subject to a credit against the Purchase Price in the amount of $1 million, in which case the indemnity and Seller's obligations in this Section 3(I) shall be void or (y) not drop the Mohawk Property and proceed to close. Seller shall make commercially reasonable efforts to complete the closure prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Seller's exercise of its option to drop the Mohawk Property shall not count in the determination of whether seven (7) Dropped Properties exist for purposes of termination of this Agreement in accordance with its terms and shall not count as one of the three (3) Dropped Properties for which Seller may provide a Cure Election Notice pursuant to Section 12(B)(i). To the extent closure has not been completed prior to the Closing and the Mohawk Property has not been dropped from this Agreement (or, if dropped, was the subject of a Cure Election Notice), then on and after the Closing Date for the Mohawk Property: (a) Purchaser shall grant, or cause to be granted to, Seller and its agents, representatives, contractors and their subcontractors access rights to the Mohawk Property equivalent to the access rights that Seller has granted to Purchaser in Section 13(A)(i), (ii) and (iii) hereunder; (b) Purchaser shall at Seller's sole cost cooperate, or cause its successors and assigns to cooperate, with such parties in achieving closure; (c) Seller shall use commercially reasonable efforts to achieve closure as soon as reasonably practicable; and (d) in the event that Purchaser's lender requires funds to be deposited in escrow for the purpose of completing closure, Seller shall deposit such required funds promptly upon instruction from Purchaser's lender so long as Purchaser's lender makes the funds available for the work. If Seller fails to diligently pursue closure after the Closing, then Purchaser shall have the right upon reasonable advance written notice to Seller to assume responsibility for taking all actions required to achieve closure, and Purchaser shall be entitled to reimbursement from Seller for all reasonable costs and expenses incurred by Purchaser to comply with applicable Environmental Laws. Further, if Seller does not elect to drop the Mohawk Property from this Agreement (or, if dropped, was the subject of a Cure Election Notice) and subject to Purchaser's performance of its obligations in clauses (a) and (b) above after 30 days of Seller's notice to Purchaser requesting such performance: from and after the Closing Date for the Mohawk Property, and without regard to the Damage Cap or Deductible, Seller shall indemnify, defend and hold Purchaser and its partners, members, and shareholders, and their respective officers, directors, employees and agents harmless from and against all Claims by third-parties under Environmental Laws relating solely to the USTs. Nothing in this Section 3(I) shall apply against Damage Cap or Deductible. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Purchaser hereunder for any Claims to the extent such arise from any negligence, willful misconduct or violation of law attributable to Purchaser, its agents, representatives, or successors or assigns. The obligations of Seller and Purchaser under this subsection 3(I) shall survive Closing (unless the Mohawk Property is dropped and not subject to a Cure Election Notice) until such time as all applicable environmental regulatory agencies and other applicable governmental authorities have issued a final closure letter relating

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the USTs or, if such agencies no longer routinely issues such letters, an independent environmental consultant reasonably acceptable to the parties determines that no further action is required with respect to the USTs.

                  (J) Upon request of Purchaser, from time to time, Seller shall deliver an updated Rent Roll commencing for the month of April, 2001 and each month thereafter to and including the month in which the Closing occurs. Such Rent Rolls shall be for informational purposes only and not as a representation (but the foregoing shall not limit the provisions of Section 7(xi)).

                  (K) Upon the request of Purchaser, Seller shall forward to Purchaser a current insurance loss run, which shall be for informational purposes only.

4.       STATUS OF TITLE OF PROPERTY

                  (A)      State of Title.

                  At Closing, Purchaser shall accept title to the Premises subject only to the following enumerated exceptions (collectively referred to as the "Permitted Exceptions"):

                           (i)      those agreements, covenants, conditions,
restrictions, encroachments and other matters that are shown on any Title Commitment or Survey, except for the mortgages and other security with respect to the financings set forth on Exhibit I;

                           (ii)     those agreements, covenants, conditions,
restrictions and other matters which are not shown on any Title Commitment or Survey that do not adversely affect in any material respect (x) the title to such Premises or (y) the use of such Premises for residential purposes;

                           (iii)    the lien of general real estate taxes,
personal property taxes and all water, sewer, utility, trash and other similar charges and assessments which are not yet due and payable;

                           (iv)     the Leases and Service Contracts that
exist as of the date hereof (other than those that were duly terminated or required to be terminated) and such Leases and Service Contracts that are entered into (modified or renewed) after the date hereof not in violation of this Agreement;

                           (v)      all notes or notices of violation of law
or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Property after the date hereof;

                           (vi)     any liens, encumbrances or other defects
or exceptions to title insurance coverage caused by Purchaser, by any of Purchaser's Representatives or by Seller or any of its representatives or Affiliates at Purchaser's or any of Purchaser's Representative's prior written request;

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                           (vii)    any leases by which the Seller or the
Affiliates hold the right to possess and use any of the Personal Property (to the extent assigned and assignable to Purchaser);

                           (viii)   to the extent that Purchaser assumes the
Bonds pursuant to Section 8 of this Agreement, the notes, mortgages, indentures and other documents relating to the bonds (the "Bonds") listed on Exhibit Q attached hereto and the financing evidenced by the Bonds (the "Bond Financing"), which are listed on Exhibit Q and, to the extent required by
Section 8 of this Agreement, any renewal or replacements thereof as may be required for the Purchaser to assume the Bond Financings (collectively, the "Bond Documents") and, if required under Section 8 of this Agreement, any other mortgage for credit enhancement for the Bond Financings (the "Credit Mortgage"); and

                           (ix)     all laws, regulations and ordinances
including, without limitation, all environmental, building and zoning restrictions affecting the Properties or the ownership, use or operation thereof adopted by any governmental authority having jurisdiction over the Properties or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date with respect to such Property.

                  (B)      Preliminary Evidence of Title.

                           (i)      Purchaser acknowledges that it has
received and approves of all matters shown on the commitments (each, a "Title Commitment" and collectively, the "Title Commitments") listed on Exhibit N proposing to insure Purchaser and committing to insure each Premises in the allocated amount of the Purchase Price, issued by Commonwealth Land Title Insurance Company (the "Title Insurer"). Purchaser has objected to the items set forth on Exhibit N-1 as objections and such objections shall be treated as duly objected to title defects under Section 4(C).

                           (ii)     Purchaser acknowledges that it has
received copies of and approved of all documents referred to in the Title Commitments, except for such matters set forth on Exhibit N that are stated as missing.

                           (iii)    Purchaser acknowledges that, except as
otherwise indicated on Exhibit N, it has received and approves of all matters shown on the as-built survey (the "Survey") for each of the Premises as listed on Exhibit N which will be certified to Purchaser and the Title Insurer (and such other persons or entities as Purchaser may designate) by the surveyor as indicated on Exhibit N as preparing the applicable Survey.

                  (C)      Title Defects.

                           If any revision or update of any Title Commitment
and/or Survey and/or any document that was disclosed on Exhibit N as missing, discloses exceptions to title other than Permitted Exceptions, Purchaser may object to same at or prior to closing, but shall endeavor to provide Seller with notice thereof as soon as practicable. If Seller has delivered written notice to Purchaser of any title exception and Purchaser fails to object to such new exception, on or before the fifth (5th) business day after receipt of such notice from Seller, or at Closing, if less than five

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

(5) business days remain from receipt of same and Closing (the "Objection Cut Off Date"), time being of the essence, then same shall be deemed a Permitted Exception. Any matter to which Purchaser fails to object by or at the Closing shall be deemed a Permitted Exception (except as otherwise provided in Section 10(A)). Seller shall have until Closing (and may adjourn the Closing for such reasonable periods, subject to the limitations in Section 5(A)) to have each such exception that is not a Permitted Exception to title removed or to correct each such other matter, in each case to the reasonable satisfaction of Purchaser, but subject to Section 4(D). Nothing herein shall require Seller to
(i) bring any action or proceeding to remove any exception that is not a Permitted Exception or (ii) take any steps, or otherwise incur any expense in excess of $75,000 for any one Property (the "Individual Title Cap") and $1,250,000 in the aggregate for all Properties (the "Aggregate Title Cap"), to remove any exception that is not a Permitted Exception (except that Seller shall be obligated to remove all of the following, without consideration of the Aggregate Title Cap or the Individual Title Cap: (a) all exceptions between Seller, the Affiliates or any affiliates of either or benefiting any of the foregoing that will not benefit only the Purchaser upon Closing, (b) all mortgages (other than the Club Apartments, and, if applicable, the Courts at Waterford, unless not assumed per Section 8), (c) all documents and other security with respect to the financings set forth on Exhibit I that Purchaser does not assume, (d) any and all liens of a liquidated amount or any and all liens voluntarily placed by Seller or any Affiliate against any Property after the date of the applicable Title Commitment in violation of this Agreement, except to the extent it is expressly stated herein that it is Seller's expense and (e) all of the liens listed in Exhibit N-1 (to the extent such liens are not pursuant to a Service Contract assumed at Closing by Purchaser and for which Purchaser obtained a closing adjustment for) (collectively, "Non-Capped Exceptions")). In addition, Seller shall remove any other exception that is not a Permitted Exception, provided, however, Seller shall not be obligated to spend any funds, incur any liability or take any actions that would cost in excess of the Individual Title Cap and the Aggregate Title Cap, as applicable to remove. If Seller fails to have each such exception that is not a Permitted Exception removed or corrected, at or prior to Closing (as adjourned), Purchaser may at its sole and exclusive option at Closing (as adjourned) either (i) drop the Property it affects pursuant to Section 12, without terminating any other obligations of Purchaser hereunder, (ii) exercise its rights under Section 10(A)(iii) (but such rights are subject to and limited by the Aggregate Title Cap and the Individual Title Cap, as applicable, except for Non-Capped Exceptions), or (iii) elect to accept title to the Property as it then is without any reduction in, abatement of, or credit against the Purchase Price (except for the actual cost to cure such title exception up to the Individual Title Cap (unless more than seven (7) Properties have been duly dropped pursuant to this Agreement, in which case the Individual Title Cap shall not be applicable) and the Aggregate Title Cap, as applicable) and such exceptions shall be deemed Permitted Exceptions; if Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (i). The credits and required payments under this Section are not subject to or counted against the $7.5M Damage Cap defined in Section 10(E) and are not subject to or counted against the Deductible.

                           For illustrative purposes only (and not an
exhaustive treatment of all possibilities) (I) if a Property had a $50,000 title defect and Seller did not cure same, Purchaser would be entitled to (a) drop said Property under the default provisions as it would be in excess of the Threshold Amount or (b) close over such title exception and receive a credit against the Purchase Price in the amount of $50,000 (assuming the Aggregate Title Cap was not used up or if used up shall not obtain the credit); (II) if seven Properties were dropped and the total amount that Seller had spent on all of the Properties to clear title was $500,000 then if there was an eighth Property with a title defect in the amount of (a) $700,000 (and Seller did not cure same) then Purchaser could drop such Property or close over such title exception and obtain a credit against the Purchase Price in the amount of $700,000 or (b) $1,000,000 (and Seller did not cure same) then Purchaser could drop such Property or close over such title exception and obtain a credit against the Purchase Price in the amount of $750,000 and Seller shall not have liability or obligation to cure or remove the remaining $250,000 of such title encumbrance; and (III) if a Property had a $10,000 title defect and Seller did not cure same, Purchaser would not be entitled to drop said Property under the default provisions as it would not be in excess of the Threshold Amount, however Purchaser could close over such title exception and receive a credit against the Purchase Price in the amount of $10,000 (assuming the Aggregate Title Cap or the Individual Title Cap was not used up) as the credits in this section are not subject to the Deductible or the $7.5M Damage Cap and will not be counted against the Deductible or the $7.5M Damage Cap.

                           In addition, for illustrative purposes only (and
not an exhaustive treatment of all possibilities), (X) if there was a title defect that Seller failed to cure that was subject to the Aggregate Title Cap (i.e. not a failure to remove an existing mortgage that is not being assumed by Purchaser) then Purchaser could sue for specific performance but not force Seller to spend more than the Aggregate Title Cap (or Individual Title Cap, if applicable) and (Y) if there was a title defect that Seller failed to cure that was not subject to the Aggregate Title Cap (i.e. a failure to remove an existing mortgage that is not being assumed by Purchaser) then Purchaser can sue for specific performance and force Seller to spend more than the $7.5M Damage Cap, and in neither case would the Deductible apply.

                  (D)      Discharge of Title Objections.

                  Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed or corrected each exception that is not a Permitted Exception if, in Seller's discretion and at its sole cost and expense, Seller either (a) takes such actions as are necessary to eliminate (of record or otherwise, as appropriate) such exception that is not a Permitted Exception, and the Title Insurer and at least one other nationally recognized title insurance company(ies) that Purchaser may designate as co-insurer or reinsurer (provided however, if Purchaser designates less than two additional nationally recognized title insurance companies, Seller shall have the option to require Purchaser to designate a second national title insurance company), omits same from the title policy issued at Closing, (b) causes the Title Insurer and at least one other nationally recognized title insurance company(ies) that Purchaser may designate as co-insurer or reinsurer (provided however, if Purchaser designates less than two additional nationally recognized title insurance companies, Seller shall have the option to require Purchaser to designate a second national title insurance company), if applicable, to remove such exception that is not a Permitted Exception as an exception to title in the title policy issued at Closing and affirmatively insure against the same, in each case without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (c) delivers (i) its own funds (or directs that a portion of the Purchaser Price be delivered) in an amount needed to fully discharge any such exception to the Title Insurer with instructions for the Title Insurer to apply such funds to fully discharge any such exception, and (ii) if required by the Title Insurer, such instruments, in recordable form, as are necessary to enable the Title Insurer and at least one other nationally recognized title insurance company, if applicable, to discharge such exception of record and the Title Insurer and at least one other nationally recognized title insurance company(ies) that Purchaser may designate as co-insurer or reinsurer (provided however, if Purchaser designates less than two additional nationally recognized title insurance companies), Seller shall have the option to require Purchaser to designate a second national title insurance company, omits same from the title policy issued at Closing.

5.       CLOSING

                  (A)      Closing Date.

                           The "Closing" of the transaction contemplated by
this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property or the Interests, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 9:00 a.m. on July 13, 2001, or as adjourned in accordance with the provisions of this Agreement (the "Closing Date") at the offices of Seller's counsel or, if Purchaser requests, Purchaser's lender's counsel in New York, New York, or at such other time and place as Seller and Purchaser shall agree in writing, provided, however,
Section 12(B) shall govern deferred Closings with respect to any Dropped Property. Five (5) business days prior to Closing the parties hereto will begin pre-closing the transaction.

                           PURCHASER RECOGNIZES THAT IT IS A MATERIAL
CONDITION TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT THAT THE CLOSING OCCUR NOT LATER THAN THE CLOSING DATE. ACCORDINGLY, PURCHASER AGREES THAT IT SHALL NOT BE ENTITLED TO ANY ADJOURNMENT OF THE CLOSING EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE, TIME BEING OF THE ESSENCE AS TO THE PERFORMANCE OF THE OBLIGATIONS OF PURCHASER HEREUNDER ON OR PRIOR TO SUCH DATE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, PURCHASER SHALL HAVE THE RIGHT TO ADJOURN THE CLOSING FROM TIME TO TIME, UNTIL A DATE THAT IS NOT LATER THAN 120 DAYS FROM THE DATE HEREOF (SUBJECT TO PURCHASER'S RIGHT TO FURTHER EXTEND PER SECTION 10(A)(v))(TIME BEING OF THE ESSENCE WITH RESPECT TO SUCH DATE), PROVIDED AS A CONDITION PRECEDENT TO SUCH ADJOURNMENT PURCHASER SHALL HAVE COMPLIED WITH ITS OBLIGATIONS SET FORTH IN SECTION 2(B) WITH RESPECT TO THE DELIVERY OF FUNDS TO THE ESCROWEE.

                           SELLER RECOGNIZES THAT IT IS A MATERIAL CONDITION
TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT THAT THE CLOSING OCCUR NOT LATER THAN THE CLOSING DATE. ACCORDINGLY, SELLER AGREES THAT IT SHALL NOT BE ENTITLED TO ANY ADJOURNMENT OF THE CLOSING EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE, TIME BEING OF THE ESSENCE AS TO THE PERFORMANCE OF THE OBLIGATIONS OF SELLER HEREUNDER ON OR PRIOR TO SUCH DATE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER SHALL HAVE THE RIGHT TO ADJOURN THE CLOSING FROM TIME TO TIME UNTIL A DATE THAT IS NOT LATER THAN 30 DAYS FROM THE LATER OF THE DATE OF THE ORIGINAL SCHEDULED CLOSING AND THE DATE THAT SUCH CLOSING WAS ADJOURNED TO BY PURCHASER (TIME BEING OF THE ESSENCE WITH RESPECT TO SUCH DATE).

                  (B)      Closing Documents.

                           (i)      Seller.  At the Closing, Seller shall
deliver or cause to be delivered with respect to each Property or all of the Properties, as applicable:

                                    (a)      to Purchaser, a quit claim deed
substantially in the form attached hereto as Exhibit G-1, and to the Title Insurer or the appropriate authority, a real estate excise or transfer tax affidavit (or other required forms), as required by law and any environmental disclosure forms, as required by law;

                                    (b)      to Purchaser, a lead paint
disclosure form in the form attached hereto as Exhibit G-5; -----------

                                    (c)      to Purchaser, an omnibus bill of
sale and assignment and assumption of leases, security deposits, service contracts and general intangibles in the form attached hereto as Exhibit G-2;

                                    (d)      to Purchaser, a letter advising
tenants under the Leases of the change in management and ownership (if applicable) of the Premises and where security deposits will be held, and directing them to pay rent to Purchaser or as Purchaser may direct (the form of same shall be prepared by Purchaser subject to Seller's reasonable approval);

                                    (e)      to Purchaser, the owner's title
insurance policy (or marked-up commitment therefor) issued by the Title Insurer (and at least one other nationally recognized title insurance company(ies) that Purchaser may designate as co-insurer or reinsurer, provided however, if Purchaser designates less than two additional nationally recognized title insurance companies, Seller shall have the option to require Purchaser to designate a second national title insurance company), insuring fee simple title to the Premises in Purchaser (or Purchaser's designee, and together with a non-imputation endorsement if applicable or the Property Owner if the Interests are transferred) in the amount of the Allocated Purchase Price subject only to the Permitted Exceptions, which shall be on the 1992 ALTA Extended Coverage Owner's Policy form in states where such form of title insurance policy is available and otherwise on the form affording coverage most similar to such 1992 ALTA Extended Coverage Owner's Policy form subject to Purchaser paying not more than the standard premium for same (plus standard endorsement fees, and any co-insurance or re-insurance fees and premiums);

                                    (f)      to Purchaser, all of the original
(or copies if only a copy is available) Leases and written Service Contracts, and to the extent that the following are in the possession or control of Seller or an Affiliate, any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings, marketing artwork, construction drawings, complete warranty book including all contractors and subcontractors, any tenant income certifications with respect to the Properties covered by Bond Financings and other documentation concerning all or any part of the Property (provided, however, Seller may keep copies of any of the foregoing), provided however, at Purchaser's request, Seller will provide any of such information in electronic format, if same is in the possession or control of Seller or an Affiliate unless same is in a proprietary format of a computer program, other computer software or under a licensing agreement that Seller is not transferring;

                                    (g)      to Purchaser, any transferable
bonds, warranties or guaranties which are in any way applicable to the Property and in Seller's or the Affiliates' possession or control;

                                    (h)      to Purchaser, a corporate
resolution authorizing the sale and the execution of closing documents, and a certificate of incumbency certifying the titles and signatures of the corporate officers authorized to consummate the sale on behalf of Seller and the Affiliates, or such other reasonable evidence of Seller's or Affiliates' power and authority;

                                    (i)      to Purchaser, Seller's and the
Affiliates' affidavit in the form attached hereto as Exhibit G-3 stating, under penalty of perjury, Seller's or the Affiliates' U.S. taxpayer identification number and that Seller or the Affiliate is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

                                    (j)      to Purchaser or other entities,
as applicable, all other documents reasonably required by Purchaser in order to perfect the conveyance, transfer and assignment of the Property or of the Interests to Purchaser as contemplated by this Agreement, including without limitation, any assignments of tax certiorari claims or Net Proceeds that are required pursuant to this Agreement;

                                    (k)      to the extent a Property is
transferred subject to the Bonds, to Purchaser, Issuer and the Trustee, such assignments related to the Bond Financing and the Bond Documents as shall be required to transfer to Purchaser all of Seller's or the Affiliate's right, title, interest and obligations with respect to the Bond Financing and the Bond Documents, which shall be made without recourse, representation or warranty (except as herein otherwise provided);

                                    (l)      a letter from EMG, regarding the
environmental and engineering reports they prepared in connection with this transaction that were delivered to Purchaser prior to the Closing, expressly allowing Purchaser and Purchaser's affiliates and lenders to rely on such environmental and engineering reports or such reports shall be addressed to such parties;

                                    (m)      notwithstanding the foregoing, to
the extent that a Property is transferred by an assignment of the Interests, then instead of the deed and an omnibus bill of sale and assignment and assumption of leases, security deposits, service contracts and general intangibles in Sections 5(B)(i)(a) and 5(B)(i)(c), an assignment of membership interests in the form attached hereto as Exhibit G-4; or delivery of the stock certificate, endorsement and/or stock power for the shares in the Property Owner, and if applicable, Seller shall have all of the directors, officers and managers resign as of the Closing Date; and

                                    (n)      to Purchaser and, as applicable,
to any third party lender the mezzanine loan documents (the "Mezzanine Loan Documents") substantially in the form as attached hereto as Exhibit S and, if applicable, the letter of credit required to be delivered thereunder.

                           (ii)     Purchaser.  At Closing, Purchaser shall
deliver or cause to be delivered, with respect to each Property or all of the Properties, as applicable:

                                    (a)      to Seller, the Cash Balance as
required pursuant to Section 2(C) above;

                                    (b)      to Seller, executed counterparts
of any other documents listed in Section 5(B)(i) required to be signed by Purchaser and other Mezzanine Loan Documents or cause the owners of the owners of the Properties to execute and deliver the Mezzanine Loan Documents;

                                    (c)      if there is an assumption of the
Bond Financing, to Seller, releases (in form and substance reasonably satisfactory to Seller) executed by the issuer (the "Issuer") of the Bonds and the trustee (the "Trustee") of the Bonds releasing Seller, the Affiliates and their affiliates from all liabilities and obligations with respect to the Bond Financing and the Bond Documents from and after the Closing;

                                    (d)      if there is an assumption of the
Bond Financing, to the Trustee, any alternate security or credit and/or liquidity enhancements required to be delivered in accordance with Section 8 with respect to the assignment of the Bond Documents to Purchaser to replace the documents set forth on Exhibit Q attached hereto (such documents set forth on Exhibit Q attached hereto, the "Credit Enhancement Documents") and all other documents, certificates and opinions required to be delivered in accordance with Section 8 with such alternate security or credit and/or liquidity enhancements, all of which shall be in form and substance satisfactory to the Issuer and the Trustee;

                                    (e)      if there is an assumption of the
Bond Financing, to Seller, Issuer and the Trustee, such assumption agreements reasonably required by Seller, Issuer and/or the Trustee, in order to cause the assumption by Purchaser of the Bond Documents and the Bond Financing and all of Seller's rights and obligations under any other agreements related to the Bond Documents and the Bond Financing (other than the Credit Enhancement Documents), and the releases set forth in Section 5(B)(ii)(c) above, all of which shall be in form and substance reasonably satisfactory to Seller, the Trustee and Purchaser;

                                    (f)      if there is an assumption of the
Bond Financing, to Seller, the Credit Enhancement Documents (other than the Credit Mortgage if assigned upon the order of Purchaser), releases or satisfactions of the foregoing, all collateral pledged therefor by or on behalf of Seller (other than collateral to be conveyed hereunder), and such documents, instruments and evidence reasonably satisfactory to Seller evidencing that Seller has no further obligations or liabilities with respect to the Credit Enhancement Documents (including the Credit Mortgage) from and after the Closing;

                                    (g)      if there is an assumption of the
Bond Financing, to Seller, Issuer and/or the Trustee, as applicable, the items listed on Exhibit R attached hereto; and

                                    (h)      to Seller, all other documents
reasonably required by Seller in order to perfect the conveyance, transfer and assignment of the Property or the Interests to Purchaser, as contemplated by this Agreement, including without limitation any transfer tax documents and IRS form 1099 and a paid receipt from Thomas Anarumo Real Estate.

                           (iii)    Seller shall, at no cost or expense to it
(and Purchaser shall pay all such costs or expenses), reasonably cooperate with Purchaser in obtaining the items listed in Section 5(B)(ii)(c)-(g). Notwithstanding anything herein to the contrary, if Purchaser failed to obtain the items listed in Section 5(B)(ii)(c)-(g) after using its good faith commercially reasonable efforts, such failure shall not be a default hereunder but shall be treated as if the Consent was not obtained under Section 8 of this Agreement.

                  (C)      Closing Prorations and Adjustments.

                           (i)      A statement of prorations and other
adjustments shall be prepared by Seller and Purchaser together in conformity with the provisions of this Agreement not less than ten (10) business days prior to the Closing Date. For purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted, as the case may require, as of the Closing Date:

                                    (a)      real estate and personal property
taxes and assessments (initially prorated on the basis of the most recent ascertainable bill, but subject to reproration upon issuance of the actual bill therefor to effectuate the actual proration);

                                    (b)      the rent, utility and other
charges payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller or the Affiliates by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent and other sums due is not thereby created. Purchaser shall bill tenants who owe rent, and utility and other charges for periods prior to the Closing on a monthly basis for six consecutive months following the Closing Date. For amounts due Seller not collected within six (6) months after Closing, Seller or the Affiliates shall have the right to sue to collect same, but in no event may Seller or the Affiliates seek to evict any tenant or terminate any Lease. Seller shall promptly remit to Purchaser any rent and other sums that are delivered to it after Closing and that Purchaser is entitled to under this provision;

                                    (c)      the full amount of security
deposits paid under the Leases, to the extent unapplied (provided that the amount applied was as herein permitted), together with interest thereon if required by law or otherwise;

                                    (d)      water, electric, telephone and
all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any assignable deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the Closing Date);

                                    (e)      subject to Section 3(E), amounts
due and prepayments under the Service Contracts;

                                    (f)      assignable license and permit
fees;

                                    (g)      if a Property is sold subject to
the Bonds, all interest payments related to the Bond Financing, annual fees required to be paid pursuant to the Bond Documents, and any trustee, agency or remarketing fees or expenses that have accrued and remain unpaid or have been paid as of the Closing Date. In addition, Seller shall receive a credit towards the Purchase Price for any escrowed funds or funds in any reserve account with respect to the Bonds (on a Property sold subject to the Bonds) that are not returned to Seller or the Affiliate;

                                    (h)      if a Property is sold subject to
the Bonds, Purchaser shall receive a credit against the Purchase Price in an amount equal to the outstanding indebtedness related to the Bonds; and

                                    (i)      other expenses of operation and
similar items, including without limitation, advertising expenses, provided, however, all such expenses are prepaid expenses that were not incurred in violation of this Agreement and are consistent with Seller's past practices.

                                    (j)      Purchaser shall receive a credit
against the Purchase Price in the amount of $650,000 in connection with masonite at Willow Bend Lake Apartments and Forestwood Apartments.

Except with respect to general real estate and personal property taxes (which shall be reprorated upon the issuance of the actual bills, if necessary), any other proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date but no later than one (1) year from the applicable Closing Date; otherwise all prorations shall be final, absent manifest error.

                           (ii)     Notwithstanding anything to the contrary
contained in this Agreement, Seller shall be responsible for (i) all amounts due through Closing for employees' salaries, vacation pay, withholding and payroll taxes, and (ii) all other amounts to which its employees shall have become entitled on or prior to the Closing Date under employee benefit arrangements maintained by the Seller or under applicable law. Seller shall be responsible for any management fee affecting the Property prior to the Closing Date. Purchaser shall be solely responsible for all liabilities to its employees for benefits or other amounts to which such employees become entitled after the Closing Date under employee benefit arrangements maintained by Purchaser or under applicable law. This Section shall survive the Closing until the period of the applicable statute of limitations has run.

                           (iii)    Seller shall, subject to Seller's and any
Affiliate's right to contest by appropriate proceedings, be responsible for and comply or remedy all notes or notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Property prior to the date hereof. If same has not been remedied or complied with at or prior to Closing, Purchaser shall receive a credit for the reasonable cost to complete same, as determined by Seller, subject to Seller's and any Affiliate's right to contest by appropriate proceedings, provided that Seller provides adequate security to Purchaser for such costs if such contest is not successful. Purchaser shall be responsible for and shall reimburse Seller for the costs to comply or remedy all notes or notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Property after the date hereof. Seller may agree to obtain such reimbursement by way of a closing adjustment.

                           (iv)     Certiorari. Purchaser acknowledges that
proceedings for certiorari or other proceedings to determine the assessed value of the Premises or the real property taxes payable with respect to the Property as indicated on Exhibit L have been or will be commenced prior to the date hereof and may be continuing as of the Closing Date. Seller shall be entitled to control the prosecution of any such proceeding or proceedings for the years prior to but not including the year in which the Closing occurs to completion and to settle or compromise any Claim therein. Purchaser, subject to Seller's reasonable consent and approval, shall be entitled to control the prosecution of any such proceeding or proceedings for the year in which the Closing occurs to completion and to settle or compromise any Claim therein, subject to the reasonable consent of Seller. Purchaser shall keep Seller informed on a timely basis of all matters with respect to any such proceeding and seek Seller's consent and approval as required hereunder. The parties hereto agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing. Seller shall be entitled to any awards for the years prior to the year in which the Closing occurs. With respect to any awards for the year in which the Closing occurs, Seller shall be entitled to first recover the reasonable cost it has expended in obtaining such awards and Purchaser shall then be entitled to recover the reasonable cost it has expended in obtaining any such awards and then, Seller and Purchaser shall apportion the remainder of such awards between the period prior to Closing and the period subsequent to Closing. In connection with the foregoing, Seller agrees to assign, subject to the provisions of this Section, to Purchaser at the Closing all of Seller's right, title and interest to the foregoing certiorari proceedings that are for the year in which the Closing occurs and all refunds relating thereto. Each party shall promptly remit to the other monies received which are to be paid and/or shared as provided herein. Neither party will settle or compromise any proceeding that involves an impact to a tax year in which the other party has the right to control, without the consent of such other party. The provisions of this Section 5(C)(iv) shall survive Closing until all proceedings with respect to the tax year of the Closing and prior years are resolved.

                           (v)      The provisions of Section 5(C) shall
survive Closing for one (1) year, except if a longer time is stated.

                  (D)      Closing Costs.

                           Seller shall be responsible for its own legal
counsel expenses, all costs incurred to repay any liens, any recording fees and other expenses due from or incurred by Seller in connection with the transaction (including prepayment fees or expenses, if any, regarding any existing liens or mortgages on the property), except in connection with the Bond Financing (unless otherwise stated in Section 8). Purchaser shall pay for its own legal counsel expenses, owner's title insurance costs and premiums, survey expenses, the cost and premiums of any lender's title insurance policies, any fees or expenses of Purchaser's lender, UCC and violation search fees, fees and expenses of the Issuer (other than annual fees which are to be prorated hereunder), the Issuer's bond counsel and the Trustee, any fees required to be paid to the Issuer for its consent to the assignment of the Bond Documents and the Bond Financing (unless otherwise stated in Section 8), the costs and expenses of obtaining alternate security or credit and/or liquidity enhancement to replace the Credit Enhancement Documents, the transfer fees if any with respect to the assignment and assumption Bonds Documents and the Bond Financing and costs and expenses of Purchaser's own due diligence activities including, without limitation engineering, environmental reports and lease and expense audits. In addition to the foregoing, and without duplication, Purchaser shall also be responsible for and shall reimburse Seller (or pay directly at Seller's direction) at Closing for the costs of the EMG Environmental Phase I Reports and EMG Physical Assessment Reports (each as listed on Exhibit P) and the Surveys prepared in connection with this transaction and for any fees or other charges of the Title Insurer or the surveyors in connection with this transaction, including, without limitation, termination or cancellation fees charged by the Title Insurer or surveyors because Purchaser used another company. Purchaser and Seller shall split equally any and all escrow fees and real estate excise or transfer taxes (or reimburse the other if applicable) that were incurred in connection with the transfer of the Properties or the Interests. The provisions of this Section 5(D) shall survive closing or any termination of this Agreement.

6.       CASUALTY LOSS AND CONDEMNATION

                  (A) If, prior to Closing, any Property or any part thereof shall be (x) subject to a taking by any public or quasi-public authority through condemnation, eminent domain or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking) (collectively, "Condemnation") or (y) destroyed or damaged by fire or other casualty and in either case the parties reasonably estimate the proceeds from such Condemnation or the cost to repair the damage or destruction to be in excess of 15% of the Allocated Purchase Price of such Property (a "Major Event") (unless such Condemnation does not do any of the following: reduce the number of residential units of the Property, eliminate the pool or other major amenity, reduce the parking by more than 10%, and materially impede the main access to the Property, in which case such Condemnation would not be a Major Event), Purchaser shall have the option exercisable within ten (10) days after Purchaser and Seller agree on such estimate either (i) to drop the Property affected by such Major Event pursuant to Section 12 without terminating any other obligations of Purchaser hereunder, or (ii) to elect to take title to such affected Property without any reduction in, abatement of, or credit against the Purchase Price, notwithstanding such Condemnation, destruction or damage; if Purchaser fails to make either such election, Purchaser shall be deemed to have elected option
(i). If Purchaser elects to consummate the transaction contemplated by this Agreement, without dropping such Property, subject to the terms and provisions of the Bond Documents, at the Closing, Seller shall or shall cause the Affiliate to assign to Purchaser (without recourse) (x) the rights of Seller or the Affiliate to the Condemnation proceeds (including without limitation, the sale proceeds for the Club Apartments if sold prior to Closing in any transfer made in lieu of or in anticipation of the exercise of a taking (Seller shall endeavor to consummate a transaction and shall consult with Purchaser in connection therewith with regard to the Club Apartments, but Seller cannot sign any purchase contract without the consent of Purchaser and Purchaser cannot force Seller to sell the Club Apartments) or insurance proceeds with respect to such Major Event, net of the amount of Seller's reasonable costs and expenses (including, but not limited to, reasonable legal fees and closing costs under a sale in lieu of or in anticipation of the exercise of a taking), if any in collecting same ("Net Proceeds"), including without duplication, giving Purchaser a credit against the Purchase Price in the amount of the Net Proceeds received by Seller or the Affiliate prior to Closing (provided, however, Seller or the Affiliate shall receive without duplication, a credit toward the Purchase Price for any such costs and expenses not recovered prior to Closing) and (y) the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Major Event, and Seller shall or shall cause the Affiliate, at Closing and thereafter, to execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items (the provisions of this sentence shall survive the Closing). In any case in which Seller or the Affiliate is assigning to Purchaser the Net Proceeds under any insurance policy, Purchaser shall receive a credit against the Purchase Price for the deductible associated with the underlying claim under the applicable insurance policy.

                  (B) If, prior to Closing, any Property or any part thereof shall be (x) subject to a Condemnation or (y) destroyed or damaged by fire or other casualty and in either case it is not a Major Event, then the transaction contemplated by this Agreement shall be consummated, without any reduction in, abatement of, or credit against the Purchase Price and Seller shall, at its option, subject to the terms and provisions of the Bond Documents, either (i) repair such damage prior to Closing and Seller or the Affiliate shall keep any insurance or Condemnation proceeds, (ii) allow Purchaser a credit against the Purchase Price in an amount equal to the reasonably estimated cost of repair and Seller or the Affiliate shall keep any insurance or Condemnation proceeds or (iii) assign to Purchaser (without recourse) the rights of Seller or the Affiliate to Net Proceeds, including without duplication, giving Purchaser a credit against the Purchase Price in the amount of the Net Proceeds received by Seller or the Affiliate prior to Closing (provided, however, Seller or the Affiliate shall receive without duplication, a credit toward the Purchase Price for any such costs and expenses not recovered prior to Closing) and the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Condemnation, destruction or damage, and Seller shall or shall cause the Affiliate, at Closing and thereafter, to execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items (the provisions of this sentence shall survive the Closing). In any case in which Seller or the Affiliate is assigning to Purchaser the Net Proceeds under any insurance policy, Purchaser shall receive a credit against the Purchase Price for the deductible associated with the underlying claim under the applicable insurance policy.

                  (C) Notwithstanding anything to the contrary contained herein, if and only to the extent that Seller is obligated to deliver Net Proceeds to Purchaser hereunder, then the Threshold Amount, the Deductible and the Damage Cap shall not apply to such obligation.

7.       REPRESENTATIONS AND WARRANTIES

                  (A) Seller represents and warrants to Purchaser that the following are true, complete and correct as of the date of this Agreement:

                           (i)      Neither Seller nor any Affiliate has
entered into any agreement to lease (except as shown on the Rent Roll and except for certain leases to laundry room operators which are set forth in the Service Contracts) or sell, or dispose of its interest in any Property or any part thereof, except for this Agreement and the Permitted Exceptions.

                           (ii)     Except as provided on Exhibit J, to
Seller's knowledge, there is no action, proceeding or investigation pending against Seller or an Affiliate with respect to any Property or any part thereof before any court or governmental department, commission, board, agency or instrumentality, including without limitation with respect to any Condemnation.

                           (iii)    Except as provided on Exhibit J, the
Environmental Reports and the EMG Physical Assessment Reports listed on Exhibit P, to Seller's knowledge, Seller has not received from any governmental authority written notice of any violation of any zoning, building, fire or health code or any other statute, ordinance rule or regulation applicable (or alleged to be applicable) to any Property which has not been resolved.

                           (iv)     Exhibit K contains a true and complete
list and description of all insurance policies owned by or on behalf of Seller or an Affiliate with respect to the Properties or any part thereof. Such policies are in full force and effect. No written notice has been received by Seller or any Affiliate from any insurer with respect to any defects or inadequacies of all or any part of the Properties or the use or operation thereof.

                           (v)      The service, maintenance and construction
agreements (the "Service Contracts") listed on Exhibit F attached hereto, comprise every Service Contract which affects the Properties or to which Seller or an Affiliate is a party and which will exist as of the Closing (other than those that were duly terminated pursuant to this Agreement) and such Service Contracts that are entered into (modified or renewed) after the date hereof not in violation of this Agreement). Seller has not given or received any written notice of an uncured default under the terms of any Service Contract. Seller makes no representation as to the ability to assign any Service Contract or that any such assignment will not be void under the terms of any Service Contract.

                           (vi)     Seller and the Affiliates have no patents,
trademarks or trade names which are used by Seller or an Affiliate with respect to the Properties other than the names of the apartment complexes. There is no claim pending or to Seller's knowledge, threatened in writing against Seller with respect to any alleged infringement of any patent, trademark or trade name owned by another.

                           (vii)    Each of Seller and each Affiliate is duly
organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as now being conducted.

                           (viii)   Each of Seller and each Affiliate is duly
qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership and/or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on its business or operations as currently conducted or its ability to consummate the transactions contemplated herein.

                           (ix)     Each of Seller and each Affiliate has full
power and authority to enter into and fully perform and comply with the terms of this Agreement.

                           (x)      Subject to compliance with the terms and
provisions of the Bond Documents and the Credit Enhancement Documents, neither the execution and delivery of this Agreement nor its performance by Seller or any Affiliate conflicts with or results in the breach of any material contract (and except to the extent any Service Contract may be breached by assigning same), agreement, law, rule or regulation to which Seller or any Affiliate is a party or by which Seller or any Affiliate is bound. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller or any Affiliate pursuant to this Agreement or in connection herewith, will, when executed and delivered, be valid and enforceable against Seller or such Affiliate in accordance with its terms.

                           (xi)     A list of all current Leases affecting
each Premises, except for certain leases to laundry room operators which are set forth in the list of Service Contracts (such list being referred to in this Agreement as the "Rent Roll"), including each tenant's name, the space leased, the current rental rate and the amount of any security deposit paid (and currently on hand), and the term of each Lease, is attached to this Agreement as Exhibit D. Each tenant under the Leases is a bona fide tenant in possession or has a right to possession of the premises demised thereunder. Each of the Leases is in effect, and, except as disclosed on the Rent Roll, has not been assigned, modified, amended or rescinded, and the rights of each lessee thereunder are as tenants only. No tenant under any Lease has any ownership interest or option or right of first refusal to acquire any ownership interest in the Properties, and none has any rights or option to renew or extend the Lease term or to terminate the Lease, except as provided in its Lease or by applicable law. No commissions to any broker or leasing agent are due or will become due on account of any of the Leases. The Rent Roll discloses all security and other deposits made by each of the tenants under the Leases which have not been applied. Seller has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on the Rent Roll. There are no written or oral leases or tenancies affecting the Properties other than those listed in Rent Roll, except for subleases and licenses to which Seller or the Affiliates are not a party to and for certain leases to laundry room operators which are set forth in the list of Service Contracts. All of the Leases are assignable by Seller as contemplated by this Agreement without the consent of any other party. To Seller's knowledge, neither Seller nor any Affiliate is in violation of any rent control laws pertaining to any Property. Notwithstanding the forgoing, the Rent Rolls are dated as of the date set forth therein and there are no material changes to information contained in the Rent Roll as of date hereof.

                           (xii)    To Seller's knowledge, Exhibit P contains
a list of all environmental and hazardous waste reports in the possession or control of Seller or any Affiliate, relating to the Properties (collectively, the "Environmental Reports"). Seller has delivered or made available a true, correct and complete copy of each Environmental Report (other than the Environmental Reports identified under the caption "New Environmental Reports" which were commissioned by Seller and delivered directly to Purchaser) to Purchaser. To Seller's knowledge, no Hazardous Materials are located at any of the Properties other than (i) as may be disclosed in the Environmental Reports or the executed lead paint disclosure form attached hereto, (ii) Hazardous Materials used in the routine use, operation or maintenance of any of the Properties and in accordance with the applicable laws, regulations, codes, ordinances, licenses or permits, promulgated by any governmental authority for the protection of the environment (including air, water, soil and natural resources) (the "Environmental Law"), (iii) radon, asbestos-containing materials, lead-containing materials or other Hazardous Materials used in the construction, renovation or repair of the Properties and in accordance with Environmental Law, and/or (iv) Hazardous Materials present in amounts, concentrations or conditions permissible under Environmental Law.

                           (xiii)   The outstanding principal balance of the
Bonds as of the date hereof is $6,145,000.

                           (xiv)    None of Seller's employees who are
employed at the Property are represented by a collective bargaining agent and there are no collective bargaining agreements in effect for such employees. Seller shall be solely responsible for compliance with the Worker Adjustment and Retraining Notification Act ("WARN") and all similar laws as they relate to the termination of employment of Seller's employees that occur on or prior to the Closing.

                           (xv)     To Seller's knowledge, there are no
requirements under the financing documents with respect to the financings listed on Exhibit I that would require Seller or an Affiliate to perform capital repairs.

                           (xvi)    To Seller's knowledge, except as set forth
in the Environmental Reports, there has not been any spillage or leakage from the USTs.

                  (B) Seller represents and warrants to Purchaser that, as of the Closing, each of the warranties and representations set forth in
Section 7(A) above shall be true, complete and correct in all material respects except for changes due to the operation of the Properties occurring prior to Closing which are not prohibited by this Agreement, and that all management contracts pertaining to the Properties shall have been terminated effective as of Closing.

                  (C) The foregoing warranties and representations of Seller shall survive the execution and delivery of this Agreement, the Closing and delivery of all documents and any and all performances in accordance with this Agreement for nine (9) months from the Closing (the "Representation Survival Period"). Each representation and warranty of Seller in this Agreement (except as set forth in Sections 9 and 15) shall automatically be null and void and of no further force and effect on the expiration date of the Representation Survival Period unless, on or before such expiration date, Purchaser shall have provided written notice to Seller alleging that Seller shall be in breach of such representation or warranty and that Purchaser shall have suffered actual damages or has a reasonable belief that it will suffer actual damages as a result thereof. Purchaser shall then have ninety (90) days following delivery of such notice to commence a legal proceeding against Seller. If Purchaser has not commenced a legal proceeding against Seller within such ninety (90) day period following delivery of notice, then each representation and warranty of Seller in this Agreement (except as set forth in Sections 9 and 15) shall automatically be null and void and of no further force and effect. Seller's liability for the breach of any such representation and warranty during the Representation Survival Period (other than same in Sections 9 and 15) shall be limited to the Damage Cap.

                  (D) Purchaser represents, warrants and covenants to Seller as follows, and such representations and warranties are true on the date hereof and shall be true on the Closing Date:

                           (i)      EXCEPT AS, AND SOLELY TO THE EXTENT,
OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT:

                                    (a)      PURCHASER IS PURCHASING EACH
PROPERTY "AS-IS, WHERE IS AND WITH ALL FAULTS" IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR AND NATURAL DETERIORATION OF EACH PROPERTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE AND FURTHER AGREES THAT
(i) SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN EACH PROPERTY AND (ii) NEITHER SELLER, ANY AFFILIATE NOR ANY AGENT, PARTNER, EMPLOYEE OR REPRESENTATIVE OF EITHER HAS MADE ANY REPRESENTATION WHATSOEVER REGARDING EACH PROPERTY OR ANY PART THEREOF, OR ANYTHING RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND (iii) PURCHASER, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON ANY STATEMENT, INFORMATION, OR REPRESENTATION TO WHOMSOEVER MADE OR GIVEN, WHETHER TO PURCHASER OR OTHERS, AND WHETHER DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING, MADE BY ANY PERSON, FIRM OR CORPORATION. IN ADDITION TO THE FOREGOING, PURCHASER REPRESENTS THAT (I) PURCHASER HAS EXAMINED EACH PROPERTY, THE ENVIRONMENTAL REPORTS, THE EMG PHYSICAL ASSESSMENT REPORTS LISTED ON EXHIBIT P AND IS FAMILIAR WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF AND HAS CONDUCTED SUCH INVESTIGATION OF THE AFFAIRS AND CONDITION OF EACH PROPERTY AS PURCHASER HAS CONSIDERED APPROPRIATE, (II) NEITHER SELLER, ANY AFFILIATE NOR ANY AGENT, PARTNER, EMPLOYEE OR REPRESENTATIVE OF EITHER HAVE MADE OR WILL MAKE OR WILL BE ALLEGED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE PHYSICAL CONDITION ENVIRONMENTAL CONDITION OR OPERATION OF EACH PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF EACH PROPERTY, THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO EACH PROPERTY OR THE COMPLIANCE OF EACH PROPERTY THEREWITH, THE QUANTITY, QUALITY OR CONDITION OF THE ARTICLES OF PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE TRANSACTIONS CONTEMPLATED HEREBY, THE USE OR OCCUPANCY OF EACH PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO EACH PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY,
(III) NEITHER SELLER, ANY AFFILIATE NOR ANY AGENT, PARTNER, EMPLOYEE OR REPRESENTATIVE OF EITHER HAVE MADE OR WILL MAKE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF

ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING WITHOUT LIMITATION THE CONTENTS OF SELLER'S BOOKS AND RECORDS, CONTRACTS, ENVIRONMENTAL REPORTS, THE EMG PHYSICAL ASSESSMENT REPORTS LISTED ON EXHIBIT P, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, INFORMATIONAL BROCHURE WITH RESPECT TO EACH PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH EACH PROPERTY AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION AND HAS ENTERED INTO THIS AGREEMENT, AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES, (IV) PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO EACH PROPERTY AND HAS ENTERED INTO THIS AGREEMENT AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES AND (V) PURCHASER ACKNOWLEDGES THAT THE PROPERTIES MAY NOT BE IN COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED AND THE SELLER MAKES NO REPRESENTATIONS WITH RESPECT TO SAME. WITHOUT LIMITING THE FOREGOING, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER REGARDING HAZARDOUS MATERIALS OF ANY KIND OR NATURE ON, ABOUT OR WITHIN EACH PROPERTY OR THE PHYSICAL CONDITION OF EACH PROPERTY AND PURCHASER AGREES TO ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION OR MECHANICAL DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS OR THE ENVIRONMENTAL REPORTS, OR THE EMG PHYSICAL ASSESSMENT REPORTS LISTED ON EXHIBIT P.

                           (ii)     Purchaser is duly organized and validly
existing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as now being conducted.

                           (iii)    Purchaser is duly qualified to do business
and is in good standing in each jurisdiction in which the nature of its business or the ownership and/or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on its business or operations as currently conducted or its ability to consummate the transactions contemplated herein.

                           (iv)     Purchaser has full power and authority to
enter into and fully perform and comply with the terms of this Agreement.

                           (v)      Neither the execution and delivery of this
Agreement nor its performance by Purchaser conflicts with or results in the breach of any material contract, agreement, law, rule or regulation to which Purchaser is a party or by which Purchaser is bound. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith, will, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms.

                           (vi)     Purchaser has the financial resources
necessary to consummate the transactions contemplated under this Agreement.

                           (vii)    Purchaser is, directly or indirectly,
owned and controlled by Howard Parnes, Craig Koenigsberg, James G. Houlihan, James J. Houlihan, Todd Menowitz, family members of any or all of the foregoing, trusts created for the benefit of any or all of the foregoing and/or any or all of the foregoing (or any combination of one or more of the foregoing) shall all continue to own directly or indirectly more than 50% of Purchaser and control Purchaser. The term "control" as used herein means, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

                           (viii)   Purchaser further acknowledges that it has
inspected all of the documents referred to in this Agreement as having been delivered, made available or furnished to Purchaser for inspection and that in such inspection Purchaser has not discovered any matter which would form the basis for a claim by Purchaser that Seller has breached any representation or warranty of Seller made in this Agreement and has no actual knowledge of any such matter. Notwithstanding anything to the contrary set forth in this Agreement, if prior to the Closing Purchaser has or obtains actual knowledge (without a duty of inquiry) that any of Seller's representations or warranties set forth in Section 7(A) are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then only the breach by Seller of the representations and warranties as to which Purchaser shall have such actual knowledge shall be waived by Purchaser (except to the extent notice of same is given pursuant to Section 10(A)(iv)), only such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have actual knowledge of and Seller shall have no liability to Purchaser or its successors or assigns in respect thereof.

                           (ix)     Purchaser shall give Seller at least
fifteen (15) days advance written notice to Seller of the employees, if any, whose employment will not be continued by Purchaser to enable Seller to notify such employees of their termination effective as of the Closing Date.

                  (E) The foregoing warranties and representations of Purchaser shall survive the execution and delivery of this Agreement, the Closing and delivery of all documents and any and all performances in accordance with this Agreement for the Representation Survival Period. Each representation and warranty of Purchaser in this Agreement (except as set forth in Sections 9 and 15) shall automatically be null and void and of no further force and effect on the expiration date of the Representation Survival Period unless, on or before such expiration date, Seller shall have provided written notice to Purchaser alleging that Purchaser shall be in breach of such representation or warranty and that Seller shall have suffered actual damages or has a reasonable belief that it will suffer actual damages as a result thereof. Seller shall then have ninety (90) days following delivery of such notice to commence a legal proceeding against Purchaser. If Seller has not commenced a legal proceeding against Purchaser within such ninety (90) day period following delivery of notice, then each representation and warranty of Purchaser in this Agreement (except as set forth in Sections 9 and 15) shall automatically be null and void and of no further force and effect. Purchaser's liability for the breach of any such representation and warranty during the Representation Survival Period (other than same in Sections 9 and 15) shall be limited to the Damage Cap.

8.       BOND FINANCINGS

                  (A) Purchaser, at its sole cost and expense (including without limitation, any transfer fees), shall have until Closing, unless an earlier date is set forth below (the "Bond Compliance Date"), to obtain with respect to each of the Club Apartments and the Courts at Waterford (if the Courts at Waterford is applicable), deliver:

                           (i)      (a) the consent or authorization of all
necessary parties to the transfer of the Property from Seller or the Affiliate to Purchaser (including without limitation, approval of any substitute letter of credit, guaranties and/or other liquidity enhancement), which must be obtained on or before the date which is 10 days prior to the Closing, (b) the release (in form and substance acceptable to Seller) of Seller, the Affiliate and their affiliates from liability in connection with the Bond Financings,
(c) the assumption of the obligations under the Bond Documents by Purchaser, as required by the Bond Documents and (d) a rating agency confirmation that the transaction will not cause a reduction in the ratings of the Bonds (collectively, the "Consent"); and

                           (ii)     an opinion of the Issuer's bond counsel
("Bond Counsel") to be delivered at Closing to the effect that the purchase of the Property by Purchaser, the assumption of the Bond Financing and Seller's obligations under the Bond Documents and the substitution of the alternate security or credit and/or liquidity enhancements in accordance with the Bond Documents will not (a) cause the Bonds to be viewed as having been "refinanced" within the meaning of Treasury Regulations Section 1.150-1(d)(2)(v), (b) adversely affect the tax-exempt status of the interest payable on the Bonds for federal income tax purposes, or (c) give rise to any right to accelerate the maturity of the Bonds.

                           (iii) Purchaser shall use its commercially
reasonable efforts to obtain the Consent and the Bond Counsel's opinion and shall, upon request of Seller, notify Seller in writing of the progress of its attempts to obtain the Consent and the Bond Counsel's opinion. Purchaser shall provide any reasonable alternate security or credit and/or liquidity enhancements for an entity with a credit rating similar to that of the entity that is proposing to assume the Bond Documents required by the Issuer or Trustee with respect to the assignment of the Bond Documents to Purchaser. Seller shall not be responsible for obtaining the Bond Counsel's opinion or the Consent. Seller shall, at no cost or expense to it, reasonably cooperate with Purchaser in obtaining the Bond Counsel's opinion and the Consent. Purchaser shall also use its commercially reasonable efforts to obtain an estoppel from the Issuer with respect to (i) the outstanding principal amount due under the Bond Documents, (ii) when interest was paid through and (iii) that it has not sent or received any notice of default under the Bond Documents. If Purchaser is unable to obtain such estoppel from the Issuer on or prior to the Bond Compliance Date then Purchaser shall give Seller notice of same and Seller may provide such estoppel to Purchaser. Failure to obtain either such estoppel (from Issuer or Seller) shall be deemed a failure to obtain the Consent.

                  (B) If Purchaser is unable to obtain the Consent or the Bond Counsel's opinion on or before the Bond Compliance Date, Purchaser shall provide Seller with written notice of same and Seller shall have the following options, of which Seller may elect one or more from time to time prior to the Closing by written notice to Purchaser; if Seller fails to make any such election, Seller shall be deemed to have elected option (i):

                           (i)      Seller may elect to drop the Property
pursuant to Section 12, without terminating any other obligations of Purchaser hereunder, provided, however, notwithstanding anything herein to the contrary,
(a) such Dropped Property shall not count towards determining the number of Properties needed to terminate this Agreement under any Section and (b) Seller may require that Purchaser continue to comply with its requirements under this
Section 8 as if the Bond Compliance Date was extended for 90 days after the Closing Date and close on such Dropped Property pursuant to Section 12 as a deferred closing if and when, within such 90 day period, all conditions are satisfied;

                           (ii)     If Purchaser and Seller in their sole and
absolute discretion desire to close and have the Purchaser assume the Bond Documents and obligations under the Bond Financing even though the Consent and Bond Counsel's opinion shall not have been fully obtained, Seller may require Purchaser and then Purchaser shall deliver to Seller at Closing an indemnity in form and substance satisfactory to Seller indemnifying Seller from and against any Claims suffered or incurred by Seller due to Purchaser's failure to obtain the Consent and the Bond Counsel's opinion and in respect of the Bonds, the Bond Financing and the Bond Documents; or

                           (iii)    Seller may prior to Closing arrange for
the redemption of the Bonds and repayment of the Bond Financing, in which event (a) if the failure to obtain the Consent or the Bond Counsel's opinion was due to Purchaser's failure to use its good faith efforts or to provide or execute any reasonably requested documents, the Purchase Price shall automatically increase by the amount expended by Seller to redeem the Bonds and repay the Bond Financing (excluding the principal amount of such repayment) and Seller and Purchaser shall, at Closing, execute and deliver all documents necessary to redeem the Bonds and repay the Bond Financing or (b) if the failure to obtain the Consent or the Bond Counsel's opinion was not

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

due to Purchaser's failure to use its good faith efforts or to provide or execute any reasonably requested documents, then such expenses shall be Seller's responsibility and sole cost. Purchaser, however, shall be responsible for the costs and expenses that are not directly related to the redemption of the Bonds, but are related to the assignment and assumption of the Bonds and Bond Documents. At Closing, Seller may elect to drop the Property pursuant to Section 12, without terminating any other obligations of Purchaser hereunder, provided, however, notwithstanding anything herein to the contrary, (a) such Dropped Property shall not count towards determining the number of Properties needed to terminate this Agreement under any Section and
(b) this Paragraph (B)(iii) shall continue to apply to such Dropped Property for ninety (90) days after the Closing Date and Seller may close on such Dropped Property pursuant to Section 12 as a deferred closing if and when, within such ninety (90) day period, Seller is able to cause a redemption of the Bonds and repayment of the Bond Financing.

                  (C) As of the date hereof, the provisions of Section 8(A) and (B) and the other pertinent provisions of this Agreement (including as set forth on the pertinent Exhibits and Schedules) relating to bond financings/documents (collectively, the "Bond Provisions") only apply to the Club Apartments. However, Purchaser shall have seven (7) business days from the date hereof to elect for the Bond Provisions to apply also to the Courts at Waterford. If Purchaser makes such election then it is agreed that the Bond Provisions shall also apply to the Courts at Waterford as if the bond financing affecting the Courts at Waterford was originally contemplated to be assumed by Purchaser and thus governed by the Bond Provisions.

9.       BROKERAGE

                  Each party represents to the other that they dealt with no broker in connection with this transaction, other than Purchaser which dealt with Thomas Anarumo Real Estate (who shall be paid by Purchaser pursuant to a separate agreement). Seller shall indemnify and hold Purchaser harmless from and against any and all Claims of all brokers and finders claiming by, through or under Seller and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, reasonable attorneys fees and disbursements incurred by Purchaser in connection with such Claims. Purchaser shall indemnify and hold Seller harmless from and against any and all Claims of all brokers and finders claiming by, through or under Purchaser and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, reasonable attorneys fees and disbursements incurred by Seller in connection with such Claims. Salomon Smith Barney, Inc. acted as Seller's financial advisor for the transaction and any fees earned, if any, will be paid by Seller pursuant to a separate agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller's and Purchaser's obligations in this Section 9 shall survive Closing or any termination of this Agreement.

10.      DEFAULTS AND REMEDIES

                  (A) Notwithstanding anything to the contrary contained in this Agreement, if (I) Seller fails to perform or comply with in any material respect any covenant of Seller's in accordance with the terms of this Agreement or (II) any of Seller's representations or warranties set forth in this Agreement shall not be true, correct and complete in any material respect upon Closing (other than in Section 15(A)(i), as to which the materiality standard and the Threshold

Amount shall not apply); provided, however, that the following shall not be deemed breaches of Seller's covenants, representations and warranties set forth herein (other than in Section 15(A)(i)): (x) changes due to the operation of the Properties occurring prior to Closing which are not prohibited by this Agreement (therefore, there is no breach) or (y) if the dollar amount of the damages resulting from any breach of such representation or failure to perform any covenant together with all dollar amounts of all other damages resulting from any such breach of representation or failure to perform any other covenant is less than Twenty Five Thousand Dollars ($25,000) per Property and One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for all Properties (in which case the breach is deemed waived by Purchaser and no adjustment or abatement in or credit against the Purchase Price shall be made, the "Threshold Amount") (provided, however, apportionment payments and other payments that Seller must pay to Purchaser at Closing, if any, set forth in this Agreement are not subject to the Threshold Amount), then Purchaser's sole and exclusive remedy shall be either:

                           (i)      drop the affected Property pursuant to
Section 12;

                           (ii)     if and only if the total number of Dropped
Properties exceeds seven (7), then Purchaser may terminate this Agreement at the Closing of the non-Dropped Properties (as it may be adjourned by Seller or Purchaser under this Agreement subject to the limitations in Section 5(A)) in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement;

                           (iii)    (A) if and only if the breach by Seller is
the willful failure to deliver any closing document set forth in Section 5(B)(i), sue for specific performance with respect to the delivery of same, subject to the limitations set forth in Section 10(E) and subject to the limitations set forth in Section 4(C), and provided that delivery of same is in the control of Seller or its Affiliates; or (B) sue for specific performance only with respect to a breach of covenant with respect to a non-Permitted Exception, subject to the Aggregate Title Cap (and Individual Title Cap), if applicable, set forth in Section 4(C), and provided that remedy of such default is reasonably in the control of Seller or its Affiliates. For clarification, Seller and its Affiliates shall never be required to incur any expense in excess of such amounts of the Aggregate Title Cap or Individual Title Cap as the case maybe, if such non-Permitted Exception is subject to the Aggregate Title Cap (and Individual Title Cap) set forth in Section 4(C) (if, pursuant to Section 4(C), the Aggregate Title Cap (or Individual Title Cap) applies). Further, the remedy of specific performance set forth in (B) shall not be available if the reasonable expected cost to Seller or an Affiliate would exceed the Aggregate Title Cap (or Individual Title Cap), if applicable, set forth in Section 4(C); or

                           (iv)     waive such default (provided, however,
notwithstanding anything herein to the contrary, such default shall not be waived or merged into the deeds, if Purchaser provides a notice at Closing that sets forth with specificity any claimed breach, including if quantifiable, Purchaser's reasonable estimate of the dollar amount to cure same in excess of the Deductible, then such claimed breach shall not be waived or merged into the deeds and Purchaser may pursue all of its rights and remedies under this Agreement, at law or in equity post Closing, subject to the terms and conditions of this Agreement, including, without limitation, the Deductible and the Damage Cap, if applicable) and proceed to Closing without any reduction in, abatement of, or credit against the Purchase Price (except with respect to a non-Permitted Exception and then subject to the Aggregate Title Cap (and Individual Title Cap), if applicable, set forth in Section 4(C));

                           (v)      Notwithstanding the provisions of Section
10(A)(iii)(A) to the contrary, if Seller breaches its obligation under the Mezzanine Loan Documents to deliver the letter of credit required thereunder on the Closing Date, the Purchaser can sue for specific performance to elect and cause Purchaser to accept the mezzanine loan option and, in such event, the interest rate on the mezzanine loan shall be only 9% per annum plus any interest earned on the account in which the proceeds of the mezzanine loan have been deposited minus all costs and expenses of the Purchaser incurred in connection with having to accept the mezzanine loan option in lieu of the letter of credit option and in obtaining a substitute letter of credit backed by such funds including, without limitation, any letter of credit fees, and, notwithstanding anything to the contrary herein, Purchaser shall have an additional adjournment period of 30 days.

                           (vi)     if Purchaser fails to make any such
election, Purchaser shall be deemed to have elected the remedy set forth in
Section 10(A)(i).

                           (vii)    It is understood and agreed that Purchaser
shall always have the right of injunctive relief to enforce Seller's or an Affiliate's covenants set forth in Section 3 of this Agreement.

                  (B) Purchaser shall endeavor to give Seller written notice reasonably promptly upon having actual knowledge of and such notice shall specify any failure to perform by Seller of any of Seller's covenants hereunder or breach of any representation by Seller hereunder and Seller shall have until Closing (and may adjourn the Closing for such reasonable periods, subject to the limitations in Section 5(A)) to cure such breach or failure to perform or any other matter set forth in a Drop Notice, including without limitation transferring the affected Property by fee transfer if the breach is related to the transfer of an Interest (assuming such fee transfer will cure such problem). If quantifiable, such notice shall state Purchaser's reasonable estimate of the dollar amount to cure same in excess of the Deductible. At Seller's option it may cure such breach or failure to perform (other than for non-Permitted Exceptions which shall be governed by Section 4(C)) by giving Purchaser a credit against the Purchase Price at the Closing for the reasonable estimate of the dollar amount to cure same if quantifiable in excess of the Deductible.

                  (C) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to perform in any material respect any covenant of Purchaser's in accordance with the terms of this Agreement or if any of Purchaser's representations or warranties contained in this Agreement (provided, however, a breach of Section 15(B) or Section 5(B)(ii)(a) or any other payment obligation of Purchaser under this Agreement, shall not be subject to the materiality standard or subject to or counted against the Threshold Amount), shall not be true, correct and complete in any material respect upon Closing, except (x) if the dollar amount of the damages resulting from any breach of such representation or failure to perform any covenant together with all dollar amounts of all other damages resulting from any such breach of representation or failure to perform any other covenant is less than the Threshold Amount (in which case the breach is deemed waived by Seller and no adjustment in or credit to the Purchase

Price shall be made) or (y) if otherwise waived by Seller, then Seller's sole and exclusive remedy shall be to terminate this Agreement and to receive the Earnest Money as liquidated damages, notwithstanding the Damage Cap, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement, except for such provisions that are expressly stated to survive the termination of this Agreement. Seller and Purchaser acknowledge and agree that (i) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (iv) the Earnest Money shall be and constitutes valid liquidated damages; provided, however, Purchaser and Seller agree that the liquidated damages do not apply to any indemnity obligation of the Purchaser under this Agreement that survives termination of this Agreement. Seller shall endeavor to provide Purchaser written notice reasonably promptly upon having actual knowledge of and such notice shall specify any failure to perform by Purchaser of any of Purchaser's covenants hereunder or breach of any representation by Purchaser hereunder and Purchaser shall have until Closing (and may adjourn the Closing for such reasonable periods, subject to the limitations in Section 5(A)) to cure such breach or failure to perform.

                  (D) In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses reasonably incurred by the other party in enforcing or establishing its rights hereunder, including, without being limited to, court costs and reasonable attorneys' fees.

                  (E) Notwithstanding anything to the contrary contained herein, except with respect to the following matters which are not subject to the Damage Cap or Deductible: (i) the brokerage indemnities set forth in
Section 9, (ii) the obligations to pay prevailing party costs set forth in
Section 10(D) and the interest owed pursuant to Section 14(vii), (iii) the obligations to pay prorations and adjustments set forth in Section 3(E) and
Section 5(C), (iv) the obligations to pay transfer taxes and other closing costs set forth in Section 5(D), (v) indemnities for a 1031 Transaction, (vi) the Purchaser's indemnities with respect to access set forth in Section 13(A),
(vii) Purchaser's obligation to pay the Cash Balance at Closing, (viii) Purchaser's obligations under the Mezzanine Loan Documents, (ix) fraud, (x) liabilities and obligations under Section 15 (which are subject to the Entity Level Damage Cap, (xi) Claims by employees of Seller or Purchaser employed with respect to the Properties that relate to their employment, (xii) Seller's obligation to provide the letter of credit, if any, under the Mezzanine Loan Documents and/or to execute and deliver into the Mezzanine Loan Documents,
(xiii) Seller's obligations to cure title defects (up to the Aggregate Title Cap (or Individual Title Cap, if applicable), unless same are Non-Capped Exceptions), (xiii) the Non-Capped Exceptions, and (xiv) the Seller's obligations with respect to the USTs (collectively the "Carved Out Items"), and subject to the limitation of remedies set forth in Section 10, each party's maximum liability for any and all damages or

Claims hereunder or in connection herewith, other than with respect to the liquidated damages set forth in Section 10(C), including without limitation, any Claims for indemnification hereunder and Claims under any documents delivered in connection herewith, shall be Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "$7.5M Damage Cap") with respect to all matters other than non-Permitted Exceptions that are subject to the Aggregate Title Cap (and Individual Title Cap), set forth in Section 4(C), if applicable, in which case Seller's liability with respect to such matters shall be the respective Aggregate Title Cap and Individual Title Cap as set forth in
Section 4(C) (collectively, as applicable, the "Damage Cap"), provided, however, that except for Carved Out Items, and as expressly set forth herein, neither party shall have any liability for any such damages or Claims until the aggregate amount of same is in excess of $250,000 (inclusive of the Threshold Amount) per Property or $2,250,000 (inclusive of the Threshold Amount) for all Properties (collectively, the "Deductible") and then only to the extent that said amounts are exceeded up to the $7.5M Damage Cap (in which case, if the amount or any portion thereof of said damages or Claims is less then said amounts, such Claims or damages or portion thereof are deemed waived) and provided further, that neither party shall be liable for any consequential or indirect damages. The provisions of this Section 10(E) shall survive Closing or earlier termination of this Agreement. For clarification, the Threshold Amount is included in and not in addition to the Deductible, however, for certain items, such as title defects, the Threshold Amount applies but the Deductible does not and as such the amount associated with such title defect would not be counted towards calculating the Deductible.

11.      SELLER AS AGENT

                  Seller shall act as agent for the Affiliates for all matters under or in connection with this Agreement, including without limitation, the collection of the Purchase Price allocated to each Property.

12.      DROPPING OF PROPERTIES DUE TO A MATERIAL DEFAULT, TITLE DEFECT,
                  FAILURE TO OBTAIN A NECESSARY CONSENT, CASUALTY OR CONDEMNATION WITH RESPECT TO A PROPERTY AND DEFERRED CLOSINGS

                  (A) If pursuant to this Agreement either party duly elects to drop a Property, (and the Drop Notice is duly delivered), then such Property shall be deemed a "Dropped Property" and collectively with all other dropped Properties the "Dropped Properties". The party that elects to drop a Property must do so by written notice to the other party and such notice must include a detailed description as to the permitted reason and circumstances as why such Property was dropped (the "Drop Notice"). This Agreement shall be deemed amended, without any further action on any parties' part as follows with respect to the Dropped Properties:

                           (i)      The definition of Property or Properties
shall not include the Dropped Properties, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Dropped Property and with respect to this Section 12 to the extent necessary to implement this Section 12;

                           (ii)     Subject to Section 12(B), neither
Purchaser, Seller nor any Affiliate that owns a Dropped Property shall have any obligations with respect to such Dropped

Property, nor shall any covenant, representation or warranty be deemed made with respect to such Dropped Property, and Purchaser shall not have any rights or obligations under this Agreement with respect to such Dropped Property, unless and until the reasons for dropping such Property are cured at or prior to Closing (although no party shall have any obligation to cure such matter) or otherwise as set forth in this Section 12;

                           (iii)    The Purchase Price shall be reduced by the
amount stated on Exhibit A as the Allocated Release Price (the "Release Price") for each Dropped Property;

                           (iv)     Subject to Section 12(B), the Allocated
Earnest Money for each Dropped Property shall continue to be held by the Escrowee under the Escrow Agreement subject to the terms of this Agreement. The "Allocated Earnest Money" shall for each Dropped Property be the greater of (i) Two Hundred and Fifty Thousand Dollars ($250,000) and (ii) the amount equal to the Earnest Money multiplied by the fraction of (x) Allocated Purchase Price of such Dropped Property over (y) the Purchase Price (unadjusted).

                           (v)      Purchaser shall not be responsible for and
shall not reimburse Seller for the following closing costs unless and until there is a Closing for such Dropped Property pursuant to this Agreement, with respect to such Dropped Property: (a) EMG Environmental Phase I Report (as listed on Exhibit P), (b) EMG Physical Assessment Report (as listed on Exhibit
P), (c) Survey (d) any amounts owed pursuant to Section 3(E) with respect to such Dropped Property, (d) termination fees charged by the Title Insurer or surveyor and (e) any other amounts that are specific to a Property that is a Dropped Property.

                           (vi)     The Allocated Purchase Price shall be
revised as follows for the remaining Properties that are not Dropped
Properties:

                                    (a)      Such Allocated Purchase Price for
each Property that is not a Dropped Property shall be either increased or decreased pursuant to the following formula: The Net Change (which may be a negative number) multiplied by the fraction the numerator of which is the Applicable Numerator and the denominator of which is the New Denominator and the resulting number shall be added (and thus subtracted if a negative number) to the Allocated Purchase Price for each Property that is not a Dropped Property. The following definitions shall apply:

                                    (b)      The "Net Change" shall mean the
sum of the results of the following formula for all Dropped Properties: its original Allocated Purchase Price minus its Release Price;

                                    (c)      The "New Denominator" shall mean
the total Allocated Purchase Price for all Properties that are not a Dropped Property; and

                                    (d)      The "Applicable Numerator" shall
mean the original Allocated Purchase Price for such Property that is not a Dropped Property.

                  (B)      Deferred Closings.

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

                           (i)      Seller shall have the right but not the
obligation to elect by written notice (the "Cure Election Notice") to Purchaser on the Closing Date that it wishes to attempt to cure with respect to any Dropped Property all of the events or circumstances that caused a Property to become a Dropped Property (including without limitation, repayment of the Bond Financings) as set forth in the Drop Notice for such Property. If Seller delivers such Cure Election Notice, Seller shall have the right within 90 days after the Closing Date for the Properties that are not Dropped Properties to cure with respect to any Dropped Property specified in such Cure Election Notice all of the events or circumstances that caused such Property to become a Dropped Property and upon such cure, Seller shall provide Purchaser written notice of same (the "Cure Notice"). Provided, however, if Seller does not duly deliver the Cure Election Notice, then this Agreement on the day of the Closing, without further action of the parties, shall become null and void with respect to any Dropped Property that a Cure Election Notice was not duly given and neither party shall have any further rights or obligations under this Agreement with respect to any such Dropped Property, except for the return of the Allocated Earnest Money with respect to any such Dropped Properties to the Purchaser and except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Dropped Property. Provided, further, if Seller does duly deliver the Cure Election Notice but does not duly deliver the Cure Notice within such 90 day period, then this Agreement on the 91st day after Closing, without further action of the parties, shall become null and void with respect to any Dropped Property that a Cure Election Notice was duly given but the Cure Notice was not duly delivered within such 90 day period, and neither party shall have any further rights or obligations under this Agreement with respect to any such Dropped Property, except for the return of the Allocated Earnest Money with respect to any such Dropped Properties to the Purchaser and except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Dropped Property. Notwithstanding anything herein to the contrary, Seller shall only have the right to deliver a Cure Election Notice for three (3) Dropped Properties (plus the Club Apartments, if the reason for dropping same was the failure to have the Bond Financing assumed and such issue has been cured, but, if the Bonds are redeemed then the Club Apartments shall count as part of the three (3) and Seller shall have to elect which of the four (4) Dropped Properties to rescind its Cure Election Notice and as of such revision date it shall be deemed that the Cure Election Notice was not given for such Dropped Property).

                           (ii)     Seller and Purchaser shall set a new
Closing Date with respect to any Dropped Property that is the subject of the Cure Election Notice, which new Closing Date shall be within thirty (30) business days after receipt by Purchaser of the applicable Cure Notice but no later than ninety (90) days after the Closing Date (for the non-Dropped Properties).

                           (iii)    Each such Dropped Property that is the
subject of the Cure Election Notice shall then be subject to all of the terms and conditions of this Agreement as if it were a Property, and all obligations and rights of Seller or any Affiliate that owns the Dropped Property that is the subject of the Cure Election Notice and Purchaser with respect to such Dropped Property that is the subject of the Cure Election Notice shall be reinstated under this Agreement except that the Purchase Price for such Dropped Property that is the subject of the Cure Election Notice shall be its Release Price and the Closing Date shall be the Closing Date that is agreed to as aforesaid and the liquidated damages pursuant to Section 10(C) shall be the Allocated Earnest Money for all of the Dropped Properties that are the subject of a Cure Election Notice.

                  (C)      Right to Terminate for too many Dropped Properties:

                  Notwithstanding any provision herein to the contrary, if and only if the total number of Dropped Properties exceeds seven (7) (excluding such Dropped Properties that are otherwise expressly stated not to count in determining if seven (7) have dropped), then either party may terminate this Agreement at the Closing (as it may be adjourned), in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to the Purchaser and except for the provisions that are expressly stated herein to survive the termination of this Agreement.

                  (D) The provisions of Section 12 shall survive the Closing with respect to any Dropped Properties.

13.      MISCELLANEOUS

                  (A)      Access:

                           (i)      From the date of this Agreement through
Closing, Purchaser and any of its agents, employees or contractors (collectively, "Purchaser's Representatives") shall have the right to enter upon the Property, subject to the rights of tenants under leases and applicable law, to review and inspect the Properties, including without limitation to appraise the Property and conduct personal interviews with the onsite employees (collectively, "Inspections") and then only with the prior consent of Seller, which shall not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, neither Purchaser nor Purchaser's Representatives shall conduct any interviews for employment with the employees of Seller or the Affiliates until 30 days after this Agreement is approved by the board of directors of Seller and shall not inform any such employee if Purchaser or its affiliates are planning to hire or fire such employees until after Seller has had an opportunity to talk with such employees about same. Notwithstanding the forgoing, neither Purchaser nor Purchaser's Representatives shall perform any Inspection that is an environmental Phase II without the prior consent of Seller, which Seller may grant or deny in its sole discretion (except for the Mohawk Property which Seller must be reasonable in granting or denying its consent), provided, however, if Seller withheld such consent and the Purchaser's lender, consistent with an institutional lender's practices, requires in writing such Phase II, then Purchaser shall have the right to drop such Property pursuant to Section 12, provided, further, if such Property is so dropped, it will not count in the determination if seven (7) Dropped Properties exist for termination of this Agreement pursuant to the terms of this Agreement. Also during such time period, Seller shall make all of Seller's and any Affiliate's books, files and records relating to any Property available for examination by Purchaser or Purchaser's Representatives, at Seller's offices in New York, provided, however, that such documentation shall not include any employee medical records or any other employee records reasonably determined by Seller to be of a confidential nature. Seller will instruct the Property managers to reasonably cooperate with Purchaser's exercise of its rights under this
Section 13(A).

                           (ii)     Purchaser shall give Seller reasonable
prior notice of each entry onto the Property, which notice shall include sufficient information to permit Seller to review the scope of the proposed Inspections. Purchaser shall fully comply with all laws, rules and regulations applicable to the Inspections and all other activities undertaken in connection therewith and shall permit Seller to have a representative present during all Inspections undertaken hereunder, including without limitation, employee interviews.

                           (iii)    Any entry upon any Property and all
Inspections shall be at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not unreasonably interfere with the activities on or about the Property of Seller, its tenants and their invitees.

                           (iv)     Purchaser shall indemnify, defend and hold
harmless Seller and the Affiliates and their partners, shareholders and/or members, and their respective officers, directors, employees, and agents, contractors and tenants from and against any and all Claims suffered or incurred by Seller or any of such other entities or persons and directly arising out of or in connection with (i) Purchaser's and/or Purchaser's Representatives' entry upon the Property, (ii) any Inspections or other activities conducted thereon by Purchaser or Purchaser's Representatives, and
(iii) any liens or encumbrances filed or recorded against the Property as a consequence of the acts of Purchaser or Purchaser's Representatives in connection with the Inspections or any and all other activities undertaken by Purchaser or Purchaser's Representatives at the Property.

                  (B) No Assignment: Except pursuant to Section 13(L), neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller or Purchaser, however, Purchaser may designate any entity directly or indirectly controlled by Purchaser or some or all of the principals of Purchaser to take title to the Property or the Interests, provided however, any such entity shall join in this Agreement and agree to be bound by it as a "Purchaser." As used in this Agreement, the term "Purchaser" shall be deemed to include the initial Purchaser and any permitted designee of the initial Purchaser and all such Purchaser entities shall be jointly and severally liable under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

                  (C) Entire Agreement/ Severability: This Agreement constitutes the entire agreement between Seller and Purchaser with respect to the Properties and shall not be modified or amended except in a written document signed by Seller and Purchaser. Any prior agreement or understanding between Seller and Purchaser concerning the Properties is hereby rendered null and void. The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

                  (D) Timing. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

                           (E)      Notices: All notices, requests, demands or
other communications required or permitted under this Agreement shall be in writing (and may be given by such party's attorney) and delivered personally or by certified mail, return receipt requested, postage prepaid, or by Federal Express or Airborne Express, addressed as follows:

                           1.       If to Seller:

                                    New Plan Excel Realty Trust, Inc.
                                    1120 Avenue of the Americas
                                    New York, New York  10036
                                    Attention:  Steven F. Siegel, and
                                    Attention:  Dean Bernstein
                                    Phone:  (212) 869-3000
                                    Telecopier:  (212) 302-4776

                           With a copy to:

                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York  10019
                                    Attention:  Eugene A. Pinover, Esq.
                                    Phone:  (212) -728-8000
                                    Telecopier:  (212) 728-8111

                           2.       If to Purchaser:

                                    c/o Houlihan-Parnes Realtors, LLC
                                    One West Red Oak Lane
                                    White Plains, New York  10604
                                    Attention:  Fred Stahl
                                    Phone:  (914) 694-6070
                                    Telecopier:  (914) 694-6072

                           And:

                                    CLK Management
                                    9 Park Place
                                    Great Neck, New York  11021
                                    Attention:  Craig Koenigsberg
                                    Phone:  (516) 466-9440
                                    Telecopier:  (516) 466-9674

                           With a copy to:

                                    Herrick, Feinstein LLP
                                    Two Park Avenue
                                    New York, New York  10016
                                    Attention:  Neil R. Shapiro, Esq.

                                    Phone:  (212) 592-1466
                                    Telecopier:  (212) 592-1500


All notices given in accordance with the terms hereof shall be deemed given and received when delivered personally; the following business day if sent by overnight courier; or the third business day if sent by certified mail. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section.

                  (F) Governing Law: This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, except to the extent the law of the State where the Property is located governs the transfer of the Property. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Any legal action or proceeding with respect to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of New York located in the County of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                  (G) Counterparts: This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

                  (H) No Offer: This Agreement does not constitute an offer to sell or an offer to buy and shall not bind Seller or Purchaser unless and until each such party elects to be bound hereby by executing and delivering to the other party an executed original counterpart hereof and the Escrowee receives the Earnest Money.

                  (I)      Indemnities

                           (i)      Subject to the Damage Cap and the
Deductible, if applicable, Seller shall defend, indemnify and hold Purchaser and its partners, shareholders and/or members and their respective officers, directors, employees, and agents harmless from all loss, cost, expense, damage and liability (including, without limitation, reasonable attorneys' fees and disbursements) resulting from (a) any Claims for injury to or death of persons which are due to the negligent or otherwise tortious acts or omission of Seller or its Affiliates prior to the Closing; (b) Claims by tenants under Leases, including, without limitation, for the misapplication of the security deposits, contractors under Service Contracts (except to the extent adjusted for hereunder) or utility companies with respect to matters that occurred or obligations that accrued (provided, however, for clarification, in the case of an agreement, "accrued" shall not be deemed to mean at the time of entering into such agreement, but as and when such service is provided or action is taken under or in connection with such agreement) on or prior to the Closing Date for the applicable Property; and (c) if the Bonds are assumed, Claims made by any person or entity except Purchaser with respect to the Bonds, the Bond Documents, the Bond Financing and any alternate security or credit and/or liquidity enhancements provided or obtained by Seller with respect to the Bond Financing that arise on or prior to the Closing Date with respect to the applicable Property; provided, however, the indemnity in this Section expressly excludes any matter relating to Hazardous Materials.

                           (ii)     Subject to the Damage Cap and the
Deductible, Purchaser shall defend, indemnify and hold Seller and the Affiliates and their partners, shareholders and/or members and their respective officers, directors, employees, and agents, harmless from all loss, cost, expense, damage and liability (including, without limitation, reasonable attorneys' fees and disbursements) resulting from (a) any Claims for injury to or death of persons which are due to the negligent or otherwise tortious acts or omission of Purchaser from and after the Closing, (b) Claims by tenants under Leases, including, without limitation, for the misapplication of the security deposits, actually delivered to Purchaser, or for which Purchaser received a credit for under this Agreement, contractors under Service Contracts (except to the extent adjusted for hereunder) or utility companies with respect to matters that occur or obligations that accrue (provided, however, for clarification, in the case of an agreement, "accrue" shall not be deemed to mean at the time of entering into such agreement, but as and when such service is provided or action is taken under or in connection with such agreement) after the Closing Date for the applicable Property and (c) if the Bonds are assumed, Claims made by any person or entity except Seller or its Affiliate, with respect to the Bonds, the Bond Documents, the Bond Financing and any alternate security or credit and/or liquidity enhancements provided or obtained by Purchaser with respect to the Bond Financing that arise after the Closing Date with respect to the applicable Property, provided, however, the indemnity in this Section expressly excludes any matter relating to Hazardous Materials.

                  (J) Confidentiality: Notwithstanding anything herein to the contrary, Purchaser confirms and ratifies all of its obligations set forth in the Confidentiality Agreement executed by it and such obligations are incorporated herein, an executed copy of same is attached hereto as Exhibit M. Purchaser confirms that Seller is the intended beneficiary of such Confidentiality Agreement and Seller has the right to enforce any provision contained therein. Purchaser shall not make any press releases relating to this Agreement without the prior consent of Seller, which consent may be granted or denied in Seller's sole discretion. Seller may issue any press release that it deems desirable or necessary with respect to this Agreement or the transactions contemplated hereby without the consent of Purchaser, however, Seller shall consult with Purchaser (which shall not be deemed to require the Purchaser's consent therefor) prior to the issuance of any press releases relating to this Agreement or the transactions contemplated hereby. The provisions the Confidentiality Agreement shall expire with respect to any particular Property after the Closing on such Property; however, with respect to any information regarding a Property that does not close or information with respect to the Seller independent of the Properties, such provisions shall continue to be effective.

                  (K) Knowledge: For purposes of this Agreement, "knowledge" with respect to Seller shall mean matters as to which Steven F. Siegel, Dean Bernstein, Hyatt Wight or Jeff Heifetz have actual knowledge without any duty or responsibility to make any inquiry, review or investigation except to inquire of the regional managers for the Properties.

                  (L) 1031 Transaction: Notwithstanding anything to the contrary set forth herein, Seller may take such steps as Seller shall deem necessary or desirable to qualify the sale of each Property (or any portion thereof) under Section 1031 of the Code (a "1031 Transaction"), including the use of, and/or assignment of this Agreement to, a "qualified intermediary" within the meaning of Treas. Regs. Section 1.1031(k)-(g)(4), or the use of any other multiparty arrangement described in Treas. Regs. Section 1.1031(k)-1(g). Purchaser shall cooperate (which cooperation shall be at Seller's expense) in so structuring a 1031 Transaction, if so desired by Seller, provided that such structuring shall not affect Purchaser's rights hereunder except to a de minimis extent. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be required to accept title to any property other than the Property in connection with any such 1031 Transaction. Seller agrees to indemnify Purchaser from and against all losses resulting from any claim made against Purchaser in connection with such 1031 Transaction by Seller. Seller shall cooperate (which cooperation shall be at Purchaser's expense) in so structuring a 1031 Transaction, if so desired by Purchaser, provided that such structuring shall not affect Seller's rights hereunder except to a de minimis extent. Notwithstanding anything to the contrary contained herein, in no event shall Seller be required to accept any property other than cash in connection with any such 1031 Transaction from any entity in satisfaction of Purchaser's obligation to pay the Cash Balance (subject, however, to the provisions of Section 16). Purchaser agrees to indemnify Seller from and against all losses resulting from any claim made against Seller in connection with such 1031 Transaction of Purchaser.

                  (M) Satisfaction of Obligations: The acceptance of the deeds to the Properties or assignments of the Interest by Purchaser shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing. The acceptance of the Cash Balance by Seller shall be deemed an acknowledgment by Seller that Purchaser has fully complied with all of its obligations hereunder and that Purchaser is discharged therefrom and that Purchaser shall have no further obligation or liability with respect to any of the agreements made by Purchaser in this Agreement, except for those provisions of this Agreement which expressly provide that any obligation of Purchaser shall survive the Closing.

                  (N) Release by Purchaser: Without limiting any provision in this Agreement, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, Seller, the Affiliates or their affiliates or any direct or indirect partner, member, trustee, director, shareholder, controlling person, affiliate officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each a "Released Party" and collectively, "Released Parties") with respect to any Claims that may arise on account of or in any way be connected with any Property or any portion thereof, including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Properties; provided, however, that Purchaser does not waive its rights, if any, to recover from, or release or discharge or covenant not to bring any action against (i) Seller or any Released Party for any act that constitutes fraud, (ii) Seller for any breach of the representations or warranties set forth in this Agreement, subject to the limitations and conditions provided in the other provisions of this Agreement or (iii) Seller for its covenants and obligations under this Agreement, including, without limitation, Seller's indemnities. In connection with this Section, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release. For purposes of this Agreement, the term "Hazardous Materials" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) "hazardous waste" in the federal Recourse Conservation and Recovery Act; (B) "hazardous substances" in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) "pollutants" in the federal Clean Water Act; (D) "toxic substances" in the federal Toxic Substances Control Act; and (E) "oil or hazardous materials" in the laws or regulations of any State. "Claims" shall mean any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys' and experts' fees and expenses, and investigation and remediation costs.

                  (O) Lead Paint Disclosure: Contemporaneously with the execution of this Agreement, Purchaser and Seller shall duly fill out, execute and deliver the lead paint disclosure form attached hereto as Exhibit G-5. Notwithstanding anything herein or therein to the contrary, Seller's delivery of any Lead Paint Disclosure Form delivered in connection with this transaction shall not in any way constitute an exception to or otherwise diminish the release set forth in Section 13(N) with respect to Hazardous Materials.

                  (P)      THE FOLLOWING RADON GAS NOTICE IS GIVEN PURSUANT TO
SECTION 404.056, FLORIDA STATUTES. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT IS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM THE COUNTY PUBLIC HEALTH DEPARTMENT IN FLORIDA.

                  (Q)      Survival: The provisions of the foregoing Sections
(A)(iv), (E), (F), (I), (J), (K), (L), (M), (N) and (O) in this Section shall survive the Closing or any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no provision hereof shall survive beyond the period of the applicable statute of limitations, except the provisions governing the Damage Cap and Entity Level Damage Cap, which shall survive as long as the pertinent provision or Claim with respect to which the Damage Cap or Entity Level Damage Cap are invoked survive.

                  (R) Exhibits: The Recitals to this Agreement and the Exhibits attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof; provided, however, the main body of this Agreement shall govern any inconsistencies with respect to any form documents.

                  (S) Timing: Any notice or other actions required under this Agreement must be performed by 5:00 p.m. on the date in which they are required to be performed on.

14.      INDEMNIFICATION PROCEDURES

                           (i)      For purposes of this Section, the term
"Asserting Party" shall mean the party against whom a Claim is asserted and who seeks indemnification under this Agreement, and the term "Defending Party" shall mean the party from whom indemnification is sought under this Agreement.

                           (ii)     If a Claim is made against the Asserting
Party which the Asserting Party believes to be covered by the Defending Party's indemnification obligation under this Agreement, the Asserting Party shall promptly notify the Defending Party of the Claim and, in such notice, shall offer to the Defending Party the opportunity to assume the defense of the Claim within 10 business days after receipt of the notice (with counsel reasonably acceptable to the Asserting Party). If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall do so on behalf of both the Asserting Party and the Defending Party, unless both the Asserting Party and the Defending Party are named in the same litigation and representation of both of them by the same counsel would be inappropriate.

                           (iii)    If the Defending Party timely elects to
assume the defense of the Claim, the Defending Party shall have the right to settle the Claim on any terms it considers reasonable as long as the settlement shall not require the Asserting Party to render any performance or pay any consideration without its consent and provides for an unconditional release from all liability with respect to such Claim of the Asserting Party.

                           (iv)     If the Defending Party fails timely to
elect to assume the defense of the Claim, or if the Defending Party timely elects to assume the defense of the Claim but thereafter fails to defend the Claim with diligence and continuity, the Asserting Party shall have the right, after giving prior written notice to the Defending Party, to take over the defense of the Claim and to settle the Claim on any terms it considers reasonable. Any such settlement shall be valid as against the Defending Party.

                           (v)      If the Defending Party assumes the defense
of a Claim, the Asserting Party may employ its own counsel but such employment shall be at the sole expense of the Asserting Party. If the Defending Party assumes the defense of a Claim but the same counsel may not represent both the Asserting Party and the Defending Party, or if the Defending Party fails timely to assume the defense of the Claim or, after having elected to assume the defense fails to defend the Claim with diligence and continuity, the Asserting Party may employ its own counsel and such employment shall be at the sole expense of the Defending Party.

                           (vi)     Whether or not the Defending Party elects
to assume the defense of a Claim, the Defending Party shall cooperate with the Asserting Party in the defense of the Claim. If the Defending Party elects to assume the defense of a Claim, the Asserting Party will cooperate with the Defending Party in such defense.

                           (vii)    If the Asserting Party is obligated to pay
amounts for which it is entitled to be indemnified hereunder, then Defending Party shall be obligated, unless such amounts shall be reimbursed to the Asserting Party within ten (10) days of demand therefor, to pay interest on such amounts thereafter until paid at a per annum rate equal to 2% above the rate announced as its "prime rate" by Citibank, N.A. (or any successor bank thereto).

                           (viii)   If the Asserting Party is obligated to
perform repairs or other work in connection with any Claims for which it is entitled to indemnification hereunder then, except in the case of any emergency situation which involves immediate threat of damage or injury to persons or property (as to which no such notice shall be required to be given until the earliest practicable opportunity), the Asserting Party shall give a written notice to Defending Party setting forth the general nature of such repairs or other work and, if the Defending Party fails to commence or, in the case of the foregoing emergency situation assume the continuation of such repairs or other work within ten (10) days after such written notice or, having commenced such repairs or other work, fails to diligently prosecute such repairs or other work to completion, then such Asserting Party shall be entitled to (and shall at all times) perform such repair or other work in a manner which a reasonable and prudent owner of apartment buildings similar to the Property located where the Property is located would cause such work to be performed.

                           (ix)     The provisions of this Section shall
survive the Closing or termination of this Agreement for so long as and be applicable to any indemnity herein that survives the Closing or termination of this Agreement.

15.      INTEREST TRANSFERS

                  (A) Seller shall convey the Interests in a Property Owner that Seller or an Affiliate owns instead of transferring the Property directly if such Property is so noted on Exhibit A, and with respect to such Property and Property Owner, the following shall also apply:

                           (i)      Seller represents and covenants that as of
the Closing Date:

                                    (a)      Seller or an Affiliate owns or
will own as of the Closing Date legal and beneficial title in and to the Interests in each Property Owner. As of the Closing Date the Interests will be held free of liens, encumbrances, judgments, adverse interests, pledges or security interests, other than Permitted Exceptions, to the extent applicable, and shall not be subject to any right or option of any person to purchase or otherwise obtain title to or an interest in the Property Owner. Seller or an Affiliate has the full right, power, capacity and authority to validly convey its Interest in the applicable Property Owner;

                                    (b)      The outstanding Interests in the
Property Owners have been duly authorized and validly issued in accordance with the Property Owner's organizational documents;

                                    (c)      Each Property Owner is duly
organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as now being conducted;

                                    (d)      Each Property Owner is or shall
be as of the Closing Date duly qualified to do business and is or shall be as of the Closing Date in good standing in each jurisdiction in which the nature of its business or the ownership and/or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the entity's business or operations as currently conducted;

                                    (e)      None of the Property Owners has
conducted or currently conducts any business or has owned or owns any assets other than cash and investment securities and direct or indirect interests in a Property and assets relating thereto;

                                    (f)      Exhibit O attached hereto
identifies for each Property Owner the relevant certificate of limited partnership or certificate of formation or incorporation, as applicable, the relevant partnership or operating agreement or other organizational documents, as applicable, and in each case all amendments thereto through the date of this Agreement, and Seller has delivered to Purchaser complete and correct copies of each of such instruments, agreements and amendments;

                                    (g)      Except for such matters as,
individually or in the aggregate with other such matters, would not have a material adverse effect on the Property Owner, (A) all tax returns required to be filed on or before the date hereof (including any valid extensions of time to file such tax returns) by or on behalf of each Property Owner have been filed through the date hereof or will be filed on or before the Closing Date with respect to its related Property in accordance with all applicable laws;
(B) there is no action, suit or proceeding pending against, or with respect to, any of the Property Owners for any taxes, nor has any claim for additional taxes been asserted by any such authority; and (C) all taxes reflected upon or required to be reflected upon a tax return so filed or so to be filed on or before the applicable Closing Date have been paid or will be paid on or before such Closing Date, unless such taxes are being contested in good faith and adequate reserves for the payment of such taxes have been established by the applicable Property Owner;

                                    (h)      Except as set forth on Exhibit J
hereto, there is no pending or, to Seller's knowledge, threatened tax audit of any tax return filed by or on behalf of any Property Owner or with respect to any Property Owner's income, operations, properties or assets or any tax return by or on behalf of any other Person as to which any Property Owner may have liability for any such Person's taxes (whether by operation of law or by contract);

                                    (i)      Except as provided on Exhibit J,
there is no action or proceeding or, investigation pending against any Property Owner (but not its Property) before any court or governmental department, commission, board, agency or instrumentality;

                                    (j)      None of the Property Owners is in
breach of, or default under, the constituent organizational documents of such Property Owner, no partner or member of any Property Owner is in breach of, or default under, the organizational documents of such Property Owner and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default under the constituent organizational documents of any of the Property Owners;

                                    (k)      As of the Closing Date, no
Property Owner will have any liabilities other than those that are being apportioned pursuant to this Agreement or which Purchaser would have otherwise been assumed under this Agreement if the Property was transferred by deed; and

                                    (l)      Seller will cause the Property
Owner to liquidate and close each and every account, safe deposit box, trust account or other custodial account if the Property Owner has any, and distribute such funds to the Seller or an Affiliate that owns the equity interest in the Property Owner as of the day prior to Closing.

                           (ii)     The foregoing warranties and
representations in Section 15(A)(i) of Seller shall survive the execution and delivery of this Agreement, the Closing and delivery of all documents and any and all performances in accordance with this Agreement until the applicable statute of limitations runs.

                           (iii)    Subject to the Entity Level Damage Cap, if
applicable, but not the Deductible, Seller agrees to indemnify, defend and save harmless Purchaser and its partners, shareholders and/or members, and their respective officers, directors, employees, and agents from and against all Claims arising as a result of (a) the sale of the Interest in the Property Owner pursuant to the terms and conditions hereof (that Purchaser would not have had if Purchaser acquired the Property pursuant to the terms and conditions of this Agreement and not the Interest in the Property Owner) (the "Entity Level Liability") or (b) a material breach of the representations contained in this Section 15 by Seller. The provisions of this Section 15(A)(iii) shall survive until the applicable statute of limitations runs.

                           (iv)     Subject to the Entity Level Damage Cap, if
applicable, but not the Deductible, Purchaser agrees to indemnify, defend and save harmless Seller and the Affiliates and their partners, shareholders and/or members, and their respective officers, directors, employees, and agents, from and against all Claims arising as a result of (a) the purchase of the Interest in the Property Owner pursuant to the terms and conditions hereof (that Seller would not have had if Purchaser acquired the Property pursuant to the terms and conditions of this Agreement and not the Interest in the Property Owner) and (b) a material breach of any representation in Section 15(B). The provisions of this Section 15(A)(iv) shall survive until the applicable statute of limitations runs.

                  (B) Purchaser represents and warrants that Purchaser is an "accredited investor" as such term is defined in Section 501(a) of the Securities Act of 1933 (the "Securities Act"). Purchaser, for itself, and for each partner, member or other equity holder of Purchaser, hereby acknowledges that it (i) has been given full and complete access to the Seller and the Affiliates and its management in connection with this Agreement and the transactions contemplated hereby, (ii) has had the opportunity to review all documents relevant to its decision to enter into this Agreement and to request other documents to review, and (iii) has had the opportunity to ask questions of the Seller and the Affiliates and its management concerning its investment in the Property Owners and the transactions contemplated hereby. Purchaser, for itself and for each partner, member or other equity holder of Purchaser, acknowledges that it understands that the Interests to be purchased or received by it hereunder will not be registered under the Securities Act in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering and will not be registered or qualified under any applicable state securities laws. Purchaser, for itself and for each partner, member or other equity holder of Purchaser, represents that (i) it is acquiring such Interests for investment only and without any view toward distribution thereof in violation of any applicable securities or other laws, and it will not sell or otherwise dispose of such Interests except in compliance with the registration requirements or exemption provisions of any applicable federal or state securities laws, (ii) its economic circumstances are such that it is able to bear all risks of the investment in the Interests for an indefinite period of time, including the risk of a complete loss of its investment in the Interests, (iii) it has knowledge and experience in financial and business matters sufficient to evaluate the risks of investment in the Interests, and (iv) it has consulted with its own counsel and tax advisor, to the extent deemed necessary by it, as to all legal and taxation matters covered by this Agreement and has not relied upon the Seller or any Affiliate for any explanation of the application of the various federal or state securities laws or tax laws with regard to its acquisition of the Interests. Purchaser, for itself and for each partner, member or other equity holder of Purchaser, further acknowledges and represents that it has made its own independent investigation of each Property Owner and the business proposed to be conducted by each Property Owner and Purchaser, has not and does not rely upon any statement, information, or representation to whomsoever made or given, whether to purchaser or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation, except as expressly set forth herein. The provisions of this Section 15(B) shall survive until the applicable statute of limitations runs. The foregoing provisions of this Section 15(B) shall not diminish any rights of Purchaser under the other applicable provisions of this Agreement.

                  (C) Apportionments and prorations shall, to the extent required to be made under this Agreement in connection with a Property transfer, be made in connection with Interest transfers, as if the Seller or Affiliate that transferred the Interest transferred the Property.

                  (D) Notwithstanding anything herein to the contrary, Seller shall have the right to transfer Charter Pointe Apartments to a wholly owned (directly or indirectly) entity prior to Closing, at which time such entity shall become an Affiliate.

                  (E) Notwithstanding anything herein to the contrary, Purchaser shall have the option, which must be exercised by notice to Seller, not later than five (5) business days prior to Closing, to require that any or all of the Properties be conveyed by deed and not by Interest transfer under this Section 15. If Purchaser duly exercises such option, then Purchaser shall reimburse Seller at the Closing for the transfer tax that Seller is obligated to pay hereunder with respect to such Properties that are identified by Purchaser when it exercises its option under this Section 15.

                  (F) Notwithstanding anything to the contrary contained herein, defaults and indemnities under this Section 15 are not subject to the Damage Cap, Threshold Amount or Deductible (except with respect to the following matters: (i) fraud, (ii) breach of the tax representations in Sections 15(A)(i)(g) and (h), and (iii) the first sentence of Section 15(A)(i)(a) (collectively the "Carved Out Entity Level Items"), which Carved Out Entity Level Items are not subject to any liability cap including, without limitation, the Entity Level Damage Cap)), but each party's maximum liability for any and all damages or Claims for Entity Level Liabilities hereunder or in connection herewith, other than with respect to the liquidated damages set forth in Section 10(C), including without limitation, any Claims for indemnification under this Section 15 shall be Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Entity Level Damage Cap"), provided, however, that neither party shall be liable for any consequential or indirect damages. The provisions of this Section 15(F) shall survive Closing or earlier termination of this Agreement. For clarification, the Entity Level Damage Cap is in addition to the Damage Cap, each of which apply to different Claims.

16.      MEZZANINE FINANCING

                  (A) Within 45 days from the date hereof Purchaser shall elect one of the following two options: (i) to have Seller provide a letter of credit in the amount of $40,000,000, which may be reduced if so specified in such notice to not less than $35,000,000, as additional collateral for the loan to the owners of the Properties at the Closing, as more particularly provided in the Mezzanine Loan Documents or (ii) to have Seller provide a mezzanine loan to the owners of the Properties in the amount of $40,000,000, which may be reduced if so specified in such notice to not less than $35,000,000, as more particularly provided in the Mezzanine Loan Documents; if Purchaser fails to make such election, Purchaser shall be deemed to have elected the letter of credit option at $40,000,000. If Purchaser elects option
(ii) to obtain a mezzanine loan from Seller, notwithstanding anything herein to the contrary, the Cash Balance shall be reduced by the amount of such loan. In no event will the letter of credit amount or the mezzanine loan amount exceed Purchaser's equity in the Properties as more particularly provided in the Mezzanine Loan Documents.

                  (B) As a condition precedent to Seller's obligation to close, Purchaser shall satisfy all of the conditions set forth in the Mezzanine Loan Documents (forms of which are attached hereto), including the payment of points, delivery of opinions and confirming that no default will exist under such documents at the time of Closing (such failure by Purchaser shall be a material default). Purchaser agrees and acknowledges that as a material inducement for Seller to enter into this Agreement, Purchaser has agreed to fulfill its obligations under this Section 16 and to elect either of the two options set forth in Section 16(A).

                  (C) Purchaser and Seller agree to make any commercially reasonable changes to the Mezzanine Loan Documents, reasonably requested by the third party lender (the "Senior Lender") to the owners of the Property, provided, however, no modification shall be required if such modification or amendment would (i) change the interest rate, the stated maturity, the amortization of principal, the fees payable or the reimbursement obligations set forth in the Mezzanine Loan Documents, (ii) modify or amend any other material economic terms, or (iii) otherwise materially increase the obligations or materially decrease the rights (including without limitation the transferability by Seller, the collateral of Seller, or the value of the Mezzanine Loan) of Seller, including without limitation, require that there be multiple loans that are not cross collateralized and cross defaulted as such cross default and collateralization is a condition to the Mezzanine Loan. In addition, it is agreed that the Mezzanine Loan Documents executed at Closing will reflect (x) the option that Purchaser has exercised or is deemed to have exercised and (y) the entity and type of entity assuming the obligations thereunder (the "Mezzanine Borrower"), so long as such entity fulfills the requirements set forth therein (even if there are multiple Mezzanine Borrowers that are joint and severally liable).

                  (D) If Seller and the Senior Lender are not able to agree on the final form of the Mezzanine Loan Documents to be entered into at Closing and execute and deliver same, if applicable, and Seller is using its good faith efforts and acting in a commercially reasonable manner (provided, however, Seller shall be deemed to be acting commercially reasonable and in good faith if Seller does not agree to any changes to the forms of the Mezzanine Loan Documents that are not required in Section 16(C) and shall not be required to make any changes to the forms of the Mezzanine Loan Documents that are not required in Section 16(C)), then such failure will be deemed a material default by Purchaser under this Agreement.

                  (E) Notwithstanding anything to the contrary, Purchaser may require that the financing provided by Seller under this Section 16 be divided into two separate loans that are cross defaulted but not cross collateralized, provided that each of the following conditions are met: (a) the Mezzanine Borrower under each portion of the financing provided by Seller under this Section 16(E) must be the same entity; (b) the collateral and the loan amount for each portion of the financing provided by Seller under this
Section 16(E) must be allocated in substantially the same proportions as the Release Price is allocated under this Agreement; (c) in the event of the sale or refinancing of a Property, either (i) the Property Owners shall agree to deliver to the Senior Lender and, if delivered to the Senior Lender, the Senior Lender agrees to deliver to the Seller, to be held a segregated escrow account for the benefit of Mezzanine Borrower (the "Escrow Account") but as collateral for the financing provided by Seller under this Section 16(E), the amount received by such Senior Lender as the net proceeds of the sale or refinancing of such Property minus any amounts that such Senior Lender is permitted under its loan documents to apply or retain, up to an aggregate maximum amount of $40 million to be held in escrow (collectively, the "Excess") or (ii) the individual principals (the "Principals") of the Mezzanine Borrower who own or control no less than fifty-one percent (51%) of the Mezzanine Borrower as identified in the Pledge Agreement shall execute a joint and several personal guaranty in an amount equal to the portion of the Excess that is distributed or paid to any, direct or indirect, member, partner or other owner of interests in the Mezzanine Borrower or any of their Affiliates in violation of the Mezzanine Loan Documents; (d) each of the members, partners, or other owner, as the case may be, of the Mezzanine
Borrower shall pledge to Seller all of its interests in the Mezzanine Borrower as security for the financing provided by Seller under this Section 16(E) and all covenants, representations and restrictions applicable to the collateral in the Pledge Agreement shall apply thereto; (e) the Principals shall jointly and severally guaranty to Seller the financing provided by Seller under this
Section 16(E), up to an aggregate
maximum amount equal to the lesser of $4,000,000 and the amount of any loss incurred by Seller as a result of not having the entire financing provided by Seller under this Section 16(E) fully cross-collateralized, including additional enforcement costs; (f) a cash management agreement shall be executed by the Mezzanine Borrower and Seller requiring the Mezzanine Borrower to cause the Property Owners to deliver the Excess to the Escrow Account; and (g) the documents necessary to provide for the terms of this Section 16(E), including additional counsel opinions on such matters as Seller reasonably requires, must be satisfactory to Seller, in its sole discretion. In the event the Seller's financing is structured as provided in this Section 16(E), financial statements on each of the guarantors shall be provided to Seller prior to the closing and shall be updated annually for as long as such financing is outstanding. If any of the foregoing conditions are not satisfied, Purchaser shall not be permitted to divide the Seller's financing into two parts and the Purchaser shall be required to close the transactions provided for herein with Seller's financing in the form originally contemplated by this Agreement.

17.      NO SHOP/BOARD APPROVAL/TERMINATION FEE

                  (A) Seller agrees that from the date hereof until the board of directors of Seller meets and votes on this Agreement, it or its authorized agents will not negotiate or otherwise pursue, solicit or discuss any additional offer for the sale of any or all of the Properties or any interest therein. In addition, Seller agrees to continue to instruct Salomon Smith Barney not to take any of such actions on Seller's behalf.

                  (B) Notwithstanding anything herein to the contrary, this Agreement is subject to the approval of the board of directors of Seller. If the board of directors does not approve this Agreement, in its sole and absolute discretion, on or before May 18, 2001 then this Agreement shall immediately terminate in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, except for (i) the return of the Earnest Money to Purchaser, (ii) the payment by Seller to Purchaser of all Purchaser's actual out of pocket expenses (including reasonable legal fees) incurred to third parties after the date hereof in connection with the transactions contemplated hereunder, and (iii) the provisions that are expressly stated herein to survive the termination of this Agreement. Seller shall present this Agreement for approval at the next meeting of the board of directors which is scheduled on May 16, 2001.

18.      TABLE OF DEFINED TERMS

                  The terms set forth below are defined on the following Sections of this Agreement:

Defined Term                                                 Section
------------                                                 -------
$7.5M Damage Cap                                             Section 10(E)

1031 Transaction                                             Section 13(L)

Affiliate and Affiliates                                     Recitals

Defined Term                                                 Section
------------                                                 -------
Aggregate Title Cap                                          Section 4(C)

Agreement                                                    Preamble

Allocated Earnest Money                                      Section 12(A)(iv)

Allocated Purchase Price                                     Section 2(A)

Applicable Numerator                                         Section 12(A)(vi)(d)

Asserting Party                                              Section 14(i)

Bond Compliance Date                                         Section 8(A)

Bond Counsel                                                 Section 8(A)

Bond Documents                                               Section 4(A)(viii)

Bond Financing                                               Section 4(A)(viii)

Bonds                                                        Section 4(A)(viii)

Carved Out Entity Level Items                                Section 15(F)

Carved Out Items                                             Section 10(E)

Cash Balance                                                 Section 2(C)

Claims                                                       Section 13(N)

Closing                                                      Section 5(A)

Closing Date                                                 Section 5(A)

Condemnation                                                 Section 3(B)

Consent                                                      Section 8(A)

Credit Enhancement Documents                                 Section 5(B)(ii)(d)

Credit Mortgage                                              Section 4(A)(viii)

Cure Election Notice                                         Section 12(B)(i)

Cure Notice                                                  Section 12(B)(i)

Damage Cap                                                   Section 10(E)

Defined Term                                                 Section
------------                                                 -------
Deductible                                                   Section 10(E)

Defending Party                                              Section 14(i)

Drop Notice                                                  Section 12(A)

Dropped Property and Dropped Properties                      Section 12(A)

Earnest Money                                                Section 2(B)(i)

Entity Level Damage Cap                                      Section 15(F)

Entity Level Liability                                       Section 15(A)(ii)

Environmental Law                                            Section 7(A)(xii)

Environmental Report                                         Section 7(A)(xii)

Escrowee                                                     Section 2(B)(i)

Hazardous Materials                                          Section 13(N)

Improvements                                                 Section 1(C)

Individual Title Cap                                         Section 4(C)

Inspections                                                  Section 13(A)(i)

Interests                                                    Preamble

Issuer                                                       Section 5(B)(ii)(c)

Knowledge                                                    Section 13(K)

Land                                                         Section 1(A)

Leases                                                       Section 1(F)

Major Event                                                  Section 6(A)

Mezzanine Loan Documents                                     Section 5(B)(i)(n)

Net Change                                                   Section 12(A)(vi)(b)

Net Proceeds                                                 Section 6(A)

New Denominator                                              Section 12(A)(vi)(c)

Defined Term                                                 Section
------------                                                 -------
New Environmental Reports                                    Section 7(A)(xii)

Non-Capped Exceptions                                        Section 4(C)

Objection Cut Off Date                                       Section 4(C)

Permitted Exceptions                                         Section 4(A)

Personal Property                                            Section 1(D)

Premises                                                     Section 1(C)

Property and Properties                                      Section 1

Property Owner                                               Preamble

Purchase Price                                               Section 2(A)

Purchaser                                                    Preamble and Section 13(B)

Purchaser's Representatives                                  Section 13(A)(i)

Release Price                                                Section 12(A)(iii)

Released Party and Released Parties                          Section 13(N)

Rent Roll                                                    Section 7(A)(xi)

Representation Survival Period                               Section 7(C)

Securities Act                                               Section 15(B)

Seller                                                       Preamble

Senior Lender                                                Section 16(C)

Service Contracts                                            Section 7(A)(iv)

Survey                                                       Section 4(B)(iii)

Threshold Amount                                             Section 10(A)

Title Commitment                                             Section 4(B)(i)

Title Insurer                                                Section 4(B)(i)

Trustee                                                      Section 5(B)(ii)(c)

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



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                                      54

                                SELLER:

                                NEW PLAN EXCEL REALTY TRUST, INC.



                                By: /s/ STEVEN SIEGEL
                                   -----------------------------
                                    Name:  Steven Siegel
                                    Title: Senior Vice President
                                    Date:

                                PURCHASER:

                                COOLIDGE-KOENMEN LLC



                                By: /s/ FRED STAHL
                                   -----------------------------
                                    Name: Fred Stahl
                                    Title: Manager
                                    Date:



                                By: /s/ CRAIG KOENIGSBERG
                                   -----------------------------
                                    Name: Craig Koenigsberg
                                    Title: Manager
                                    Date:

                                   EXHIBITS

A -      Description of Properties
B -      Legal Description
C -      Personal Property
D -      Rent Roll
E -      Escrow Instructions
F -      Service Contracts
G -1     Form - Deed
G -2 Form - Omnibus Bill of Sale and Assignment and Assumption of Leases, Security Deposits, Service Contracts and General Intangibles
G -3     FIRPTA Certificate (for any entity)
G -4     Form - Interest Assignments
G -5     Form - Lead Paint Disclosure
H-       List of Capital Improvement Work to be Performed
I -      Existing Financings
J -      Miscellaneous Matters
K -      Insurance
L -      Tax Certiorari
M -      Confidentiality Agreement
N -      List of Title Commitments and Surveys
N-1      List of Purchaser's Objections
O -      Schedule of Property Owner's Organizational Documents
P -      List of Environmental and Engineering Reports
Q -      Bond Documents and Credit Enhancement Documents
R - Other Documents that Purchaser Needs to Deliver in connection with the Bond Financings
S -      Mezzanine Loan Documents
                  - Reimbursement Agreement
                  - Note
                  - Pledge Agreement
                  - Intercreditor Agreement



                                      56